REGISTRATION STATEMENT NO. 333-62061
                                                      PURSUANT TO RULE 424(b)(3)



                     COMMUNITY BANKSHARES OF MARYLAND, INC.

                         100,000 Shares of Common Stock

                         $17.50 per share Offering Price

              -----------------------------------------------------

     Community Bankshares of Maryland, Inc. a Maryland corporation (the "Company"), is hereby offering up to 100,000 shares of its common stock, par value $10.00 per share ("Common Stock") to the general public (the "Offering") at a price of $17.50 per share (the "Offering Price"). The Company is the holding company for Community Bank of Maryland (the "Bank").

     The Offering is being made directly by the Company through its Directors and Officers, with the limited assistance of John Kovacevich, a registered securities agent (the "Agent"), in order to comply with the securities laws of the jurisdictions in which the Common Stock will be offered. The minimum number of shares of Common Stock for which any investor may subscribe is 100, for a minimum investment of $1,750. The maximum number of shares of Common Stock for which any investor may subscribe is 1,000, for a maximum investment of $17,500. The Company intends to consummate the Offering if any valid subscriptions are received before the Expiration Date, unless the Board of Directors terminates the Offering. Subject to the foregoing and the Company's right to reject any subscription in whole or in part, all subscriptions, once delivered to the Company, are irrevocable by the subscriber.

     The Offering will expire November 30, 1998, unless terminated earlier or extended by the Company in its sole discretion; however, under no circumstances will the Offering be extended beyond December 31, 1998. (See "THE OFFERING -- Expiration Time"). Subscribers will be unable to obtain a refund of their funds during the Offering period, and will not be entitled to receive interest on funds held in escrow. (See "THE OFFERING -- Procedure for Subscribing for Common Stock in the Offering").

     There is no active market for the Company's Common Stock, and the Company has no plans to qualify the Common Stock for trading on any securities exchange, Nasdaq or other organized market.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

THE SECURITIES OFFERED BY THIS PROSPECTUS ARE NOT DEPOSIT ACCOUNTS OR OTHER OBLIGATIONS OF THE COMPANY'S WHOLLY-OWNED SUBSIDIARY, COMMUNITY BANK OF MARYLAND, AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENT AGENCY.

SEE "RISK FACTORS" AT PAGE 8 FOR A DISCUSSION OF CERTAIN  MATTERS THAT SHOULD BE
CAREFULLY   CONSIDERED  BY  PROSPECTIVE   INVESTORS  IN  THE  COMPANY'S   COMMON
STOCK.

                                            Underwriting Discounts          Proceeds to the
                     Price to Public          and Commissions(1)              Company(1)
                    ----------------        -----------------------        -----------------
Per Share                $17.50                      $ --                       $17.50

Total                  $1,750,000                    $ --                     $1,750,000

------------

(1) The Offering is not being underwritten. The Common Stock is being offered by certain directors and officers of the Company, or when required by state law, through the Agent. The Company's directors and officers will receive no special compensation in connection with the Offering, but will be reimbursed for reasonable expenses, if any, incurred in connection therewith. The Agent will receive no compensation for his services in the Offering, but will be reimbursed for his reasonable out-of-pocket expenses and filing fees incurred in connection with the Offering.

(2) In the event all shares of Common Stock offered in the Offering are sold, the Proceeds to the Company will be $1,750,000, before deduction of estimated expenses of $50,000. See "Use of Proceeds" and "Capitalization."



                The date of this Prospectus is October 26, 1998.

                              AVAILABLE INFORMATION

     This Prospectus constitutes part of the Registration Statement on Form SB-2 filed with the Securities and Exchange Commission (the "SEC") under the Securities Act of 1933, as amended (the "Securities Act"), in connection with the Offering. The summaries or description of documents or statutes and regulations in the Prospectus do not purport to be complete. Reference is made to the copies of such documents filed as a part of the Registration Statement and to such statutes and regulations for a full and complete statement of their provisions, and such summaries and descriptions are qualified in their entirety by such reference. This Prospectus does not contain all of the information set forth in the Registration Statement and all exhibits relating thereto, certain portions of which have been omitted pursuant to the rules and regulations of the SEC. Copies of the Registration Statement and the exhibits thereto are on file at the offices of the SEC and may be examined without charge at the public reference facilities of the SEC at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549; copies of such material can be obtained from the Public Reference Section of the SEC at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, upon payment of certain fees prescribed by the SEC. The registration statement and exhibits thereto are also available at the Internet web site maintained by the Commission. The address of that site is http://www.sec.gov.

     The Company's principal offices are located at 16410 Heritage Blvd., Bowie, Maryland 20716. Its telephone number is (301) 464-6300.

     The  Company   distributes  annual  reports  containing  audited  financial statements to the Company's stockholders. As of the date hereof, the Company is not a reporting company under the Securities Exchange Act of 1934, as amended.

                               PROSPECTUS SUMMARY

          The following summary does not purport to be complete and is qualified in its entirety by the more detailed information, including the audited consolidated financial statements for the years ended December 31, 1997 and 1996 (the "Consolidated Financial Statements) and related notes, and the unaudited consolidated interim financial statements for the six months ended June 30, 1998 and 1997 (the "Interim Financial Statements") and related notes, appearing elsewhere herein.

                                   THE COMPANY

     Community Bankshares of Maryland, Inc., formerly Financial Institutions Holding Corporation, was incorporated on April 3, 1987, under Maryland law, for the purpose of acquiring and holding all of the outstanding stock of the Bank, formerly Bank of Bowie. The Company is a registered bank holding company pursuant to the Bank Holding Company Act of 1956, as amended ("BHCA") and is subject to the supervision of and regulation by the Board of Governors of the Federal Reserve System ("Federal Reserve"). The Company's primary activity is the operation of the Bank. On a consolidated basis at June 30, 1998, the Company had total assets of $62.8 million, total liabilities of $55.5 million, and stockholders' equity of $7.3 million.

     The Bank is a commercial bank organized under the laws of the State of Maryland. The Bank is a community oriented bank and the only commercial bank headquartered in Bowie, Maryland. As the Company's principal subsidiary, the Bank currently operates as a full service commercial bank through its main office and one branch located in Bowie, Maryland and one branch located in Annapolis, Maryland. The Bank's principal business consists of a traditional commercial and consumer oriented banking business.

     The Bank is subject to the supervision of and regulation by the Federal Deposit Insurance Corporation ("FDIC") and the Maryland Commissioner of Financial Regulation ("Commissioner"). The Bank's savings and deposit accounts are insured by the Bank Insurance Fund administered by the FDIC to the maximum extent permitted by law.

     The Bank offers services to businesses, professionals and their firms, trade associations, investors and individuals in its primary market area of Prince George's County and Anne Arundel County. The Bank provides businesses with a full range of deposit accounts, merchant bankcard services, electronic funds transfer services, lines of credit for working capital, term loans and commercial real estate loans, and provides consumers with a wide array of deposit products, home equity and revolving lines of credit, installment loans and home mortgage loans. The Bank also issues treasurer's checks and money orders, sells traveler's checks and provides safe deposit boxes and other customary banking services. The Bank is not authorized to offer trust services nor does it offer international services but makes these services available to its customers through financial institutions with which the Bank has correspondent banking relationships. All of the Bank's deposits are attracted from individuals and business-related sources. No material portion of the Bank's deposits has been obtained from a single person or a few persons. The loss of any one or more of the Bank's depositors would not have a materially adverse effect on the business of the Bank. The Bank's loans are not concentrated within a single industry or group of related industries.

     The banking business in Maryland generally, and in the Bank's primary service area specifically, is highly competitive. The Bank competes for deposits and lendable funds with other commercial banks, thrift institutions, credit unions and other governmental and corporate entities which raise operating capital through the issuance of debt and equity securities. The Bank also competes for available investment dollars with non-bank financial institutions, such as brokerage firms, insurance companies and mutual funds. With respect to loans, the Bank competes with other commercial banks, thrift institutions, consumer finance companies, mortgage companies, credit unions and other lending institutions. Additionally, as a result of enactment of federal and Maryland interstate banking legislation, additional competitors which are not currently operating in Maryland may enter the Bank's market and compete directly with the Bank.

     The Bank has achieved consistent growth in assets, loans, deposits, and net income over the last five years. In light of the high degree of competition in its primary service area, though, there is no guaranty that this growth will continue.

     The Company and the Bank own 43.61% and 56.39%, respectively, of the Community Bankshares of Maryland, Inc./Community Bank of Maryland Partnership (the "Partnership") which is engaged in real estate activities related to the operation of the Bank, which has included the acquisition of land and the construction of a headquarters building for the Bank.

     The Bank has a wholly-owned subsidiary, Community Bank of Maryland Investment Services, Inc. (the "Investment Company"), which offers investment planning and brokerage services to the Bank's customers and general public through UVEST Investment Services ("UVest"), a registered broker-dealer and member of both the National Association of Securities Dealers (the "NASD") and the Securities Investment Protection Corporation (the "SIPC").

                                  RISK FACTORS

     A purchase of shares of Common Stock involves certain investment risks. Accordingly, prospective investors should carefully consider the matters set forth under "Risk Factors."

                                  THE OFFERING

SHARES OFFERED HEREBY               Up to 100,000 shares of Common Stock.

OFFERING PRICE                      $17.50  per share of the Common  Stock.  The
                                    Offering   Price  was   established  by  the
                                    Company's    Board   of   Directors    after
                                    consideration  of a number of  factors.  See
                                    "The Offering --  Determination  of Offering
                                    Price."

EXPIRATION                          TIME The Offering  will expire at 5:00 p.m.,
                                    Eastern Time,  on November 30, 1998,  unless
                                    that   time  (the   "Expiration   Time")  is
                                    extended at the discretion of the Board of Directors of the Company to a date not later than December 31, 1998. See "The Offering --
                                    Expiration Time."

MINIMUM SUBSCRIPTION                A minimum  of 100  shares  ($1,750)  must be
                                    purchased in the Offering.

MAXIMUM SUBSCRIPTION                A maximum of 1,000 shares  ($17,500)  may be
                                    purchased in the Offering.

RIGHT TO REJECT SUBSCRIPTIONS       The  Company  shall have the right to reject
                                    any subscription in whole or in part in its sole, absolute, and unlimited discretion.

                                    The  Offering  will  be  consummated  if any
                                    valid  subscriptions are received before the
                                    Expiration  Time, or any extension  thereof,
                                    unless the Board of Directors terminates the
                                    Offering.   See  "The  Offering  --  Minimum
                                    Offering."

PROCEDURE FOR SUBSCRIBING
FOR SHARES OF COMMON STOCK
IN THE OFFERING                     To  subscribe  for shares of Common Stock in
                                    the   Offering,   the  Order   Form,   which
                                    accompanies   this   Prospectus,   must   be
                                    completed and forwarded  with payment of the
                                    aggregate    Offering    Price,    to    the
                                    Subscription  Agent  so that it is  received
                                    prior to the  Expiration  Time.  Such  funds
                                    will  be held in an  escrow  account  at the
                                    Bank until  consummation  or  termination of
                                    the Offering. If the mail is used to forward
                                    Order   Forms,   it  is   recommended   that
                                    registered mail,
                                    return receipt requested,  be used. See "The
                                    Offering -- Procedure  for  Subscribing  for
                                    Common Stock in the Offering."  Subscription
                                    funds will not be released to or for the use
                                    of  the  Company  or  commingled   with  the
                                    Company's   funds  unless  the  Offering  is
                                    consummated.


PARTICIPATION BY DIRECTORS
AND OFFICERS IN THE OFFERING        In light of the Company's desire to increase
                                    the size of the Company's  shareholder base,
                                    through  the  Offering,   the directors  and
                                    officers of the Company have indicated that they do not intend to subscribe for shares in the Offering unless the Offering is not fully subscribed.


ISSUANCE  OF COMMON
STOCK Certificates representing shares of Common Stock purchased in the Offering will be delivered as soon as practicable after the Expiration Time. See "The Offering -- Issuance of Common Stock."

USE OF PROCEEDS                     The  amount  of the net  proceeds  from  the
                                    Offering  depends on the number of shares of
                                    Common  Stock sold in the  Offering  and the
                                    amount of actual  expenses  incurred  in the
                                    Offering which may differ from the estimates
                                    thereof.  The proceeds of the Offering  will
                                    strengthen  the  Company's  capital base and
                                    position the Company to continue to remain a
                                    "well-capitalized" institution under federal
                                    banking   regulations,   and  to  allow  the
                                    Company    to    pursue     future    growth
                                    opportunities   through   expansion  of  its
                                    existing      businesses     or     possible
                                    acquisitions.  The  Company  proposes to use
                                    the  net  proceeds  for  general   corporate
                                    purposes,  including branch expansion. On an
                                    interim basis, the Company expects to invest
                                    the net proceeds received in the Offering in
                                    investment    securities.    See   "Use   of
                                    Proceeds."

REGULATORY LIMITATIONS              The  Company  will not be  required to issue
                                    shares  of  Common  Stock  pursuant  to  the
                                    Offering  to any person  who, in the opinion
                                    of the Company,  would be required to obtain
                                    prior  clearance or approval  from any state
                                    or federal bank regulatory  authority to own
                                    or control such shares if, at the Expiration
                                    Time,  such  clearance  or approval  has not
                                    been obtained or any required waiting period
                                    has  not  expired.   See  "The  Offering  --
                                    Regulatory Limitation."

SUBSCRIPTION AGENT                  John   Kovacevich,    Subscription    Agent,
                                    Community  Bankshares  of  Maryland,   Inc.,
                                    16410 Heritage  Boulevard,  Bowie,  Maryland
                                    20716

                                 DIVIDEND POLICY

     The Company recognizes that an adequate level of capital is paramount to the strength of the Company and the Bank. The Company is committed to acting as a source of financial strength for the Bank and, accordingly, will not request a level of dividends that would place undue strain on the Bank's capital position. It will seek a consistent level of dividends after determining the Bank's capital needs. This determination will be based on relevant information available at the time, including the Bank's:

         o        Capital position relative to assets
         o        Risk-based assets
         o        Total classified assets
         o        Growth rate
         o        Earning performance and projections
         o        Expansion plans
         o        Legal lending limit

     Currently, before the Bank may declare and pay a dividend to the Company, computations are performed to ensure that the dividend is in compliance with regulatory requirements and that dividend payments do not reduce the Bank's capital below 8% of assets.

                         DIVIDENDS PAID PER COMMON SHARE

                          Six Months Ended
                              June 30,                       Year Ended December 31,
                          ----------------          ---------------------------------------
                                1998                  1997       1996       1995       1994
                          ----------------          ---------------------------------------
Cash                           $0.12                  $0.23      $0.17     $0.11      $0.08

Stock                            --                    5%         --         --         --


     The Company intends to continue to pay cash dividends on the Common Stock in the foreseeable future based on its dividend policy, but there can be no assurance that cash dividends will continue to be paid in the future. See "Market for Common Stock and Dividends -- Dividends."

                 SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA

     The following table represents selected financial data for the years ended December 31, 1997 and 1996 and for the six month periods ended June 30, 1998 and 1997. The data presented for the six month periods is derived from unaudited financial statements and includes, in the opinion of management, all adjustments (consisting of only normal recurring accruals) necessary to present fairly the data for such periods. The results for the six months ended June 30, 1998 are not necessarily indicative of the results which may be expected for any other interim period or for the full year. The selected consolidated financial and other data of the Company set forth below does not purport to be complete and should be read in conjunction with, and is qualified in its entirety by, the more detailed information, including the Interim Financial Statements and the Consolidated Financial Statements and related notes, appearing elsewhere herein.

                                                         June 30,                 December 31,
                                                 -------------------------  ------------------------
                                                     1998         1997          1997        1996
                                                    ------       ------        ------      ------
                                                    (dollars in thousands, except per share data)
At Period End:
  Total Loans, net                               $   33,573   $  27,731     $  31,667   $   27,965
  Total Assets                                       62,806      50,923        53,100       47,205
  Total Liabilities                                  55,503      44,053        45,996       40,556
  Total Stockholders' Equity                          7,303       6,870         7,104        6,649
For the Period Ended:
  Total Interest Income                               2,077       1,753         3,669        3,319
  Total Interest Expense                                874         713         1,485        1,322
  Net Interest Income                                 1,203       1,040         2,184        1,997
  Provision for Loan Losses                              22         102           140           34
  Net Income(1)                                         269         298           595          428
  Other Comprehensive Income (loss)                      (4)         (2)           12          (33)
  Comprehensive Income                                  265         296           607          395
  Earnings Per Share, Basic and Diluted          $     0.41   $    0.46     $    0.91   $     0.65
  Weighted Average Number of Shares Outstanding     654,451     654,041       654,041      654,041
  Weighted Average Number of Shares Outstanding
    Assuming Dilution                               657,510     654,041       654,041      654,041
Book Value Per Share at End of Period(2)         $    11.15   $   10.50     $   10.86   $    10.17
Cash Dividends Per Share                               0.12        0.12          0.23         0.17
Performance Ratios(3):
  Return on Average Assets                             0.97%       1.28%         1.24%        0.98%
  Return on Average Equity                             7.51        8.88          9.08         6.68
  Net Interest Margin                                  4.94        5.18          5.17         5.24
  Interest Rate Spread                                 3.77        4.37          4.26         4.36
  Ratio of Average Equity to Average Total Assets     12.84       14.47         13.61        14.71
  Ratio of Loans, net of unearned income, to Deposits 63.84       63.31         71.99        74.53
Asset Quality Ratios:
  Non-performing Assets to Loans net of
   unearned income at Period End                       0.15        0.10          0.26         0.33
  Non-performing Assets to Total Assets at Period End  0.08        0.06          0.16         0.19
  Allowance for Loan Losses to Non-Performing
    Loans at Period End                                6.56       11.10          3.92         3.21
Regulatory Capital Ratios - Bank only(4):
  Tier 1 capital to risk-weighted assets              14.42       16.02         15.31        15.96
  Total capital to risk-weighted assets               15.26       16.96         16.20        16.85
  Leverage ratio to risk-weighted assets              10.35       11.67         11.72        12.17

----------------------------------------------

(1) The Company had a gain of $128,150 on the sale of real estate in June 1997. Without this unusual item, net income after taxes would have been $215,629 for the six months ended June 30, 1997 and $512,956 for the year ended December 31, 1997.

(2) Assuming that all 100,000 shares of Common Stock were sold in the Offering, with estimated offering expenses of $50,000, the book value per share at each of such periods would have been $11.93, $11.37, $11.68 and $11.07, respectively. All share and per share information has been restated to reflect the 5% stock dividend paid on December 31, 1997.

(3) Information for periods ended June 30, 1998 and 1997 annualized for comparative purposes.

(4) For definitions and further information relating to the regulatory capital requirements of the Company and the Bank, see "Regulatory Capital Requirements" and "Management's Discussion and Analysis of Financial Condition and Results of Operations." See "Regulatory Capital Requirements" for the Company's pro forma capital ratios as a result of the Offering.

                                  RISK FACTORS

     Prospective investors should carefully consider, together with the other information contained in this Prospectus, the following risk factors in evaluating the Company and its business before subscribing for the Common Stock offered hereby. The considerations are not intended to represent a complete list of the general or specific risks that may affect the Company. It should be recognized that other risks may be significant, presently or in the future, and the risks set forth below may affect the Company to a greater extent than indicated.

ABSENCE OF A PUBLIC MARKET FOR THE COMMON STOCK

     There is currently no active market for the Company's Common Stock. There can be no assurance after the completion of the Offering that (i) an active market for the Common Stock will develop; (ii) if a market develops, it will continue; or (iii) the price of the Common Stock will be greater than the Offering Price. See "Market for Common Stock and Dividends."

NON-UNDERWRITTEN OFFERING

     The Common Stock will be offered and sold by certain of the directors and executive officers of the Company with the assistance of the Agent. Because the Offering is not being underwritten, there is no commitment by any person or entity, including the Agent and the broker dealer with whom he is associated, to purchase all or any part of the securities offered hereby. Consequently, there is no assurance that all or any portion of the funds sought will be raised.

     Applications   for   subscriptions   once  made  will  be   irrevocable  by
subscribers, and the Company intends to accept subscriptions even if the Offering has not been fully subscribed to. See "The Offering."

CONSUMMATION OF OFFERING NOT SUBJECT TO MINIMUM SUBSCRIPTION

     There is no minimum number of shares that must be sold in the Offering, and subscriptions, once received, are irrevocable. Accordingly, the Offering may be consummated even if substantially less than the total number of shares offered is sold. In such case, the Company's capital would not be increased to the extent it would be if all shares offered hereby were sold. See "Capitalization."

DISCRETION OF MANAGEMENT IN ALLOCATING PROCEEDS


     The Board of Directors of the Company and the Bank will have substantial discretion in the allocation of all of the proceeds of the Offering, among the purposes indicated subject to the requirements of safe and sound banking practices.


DELAY IN CLOSING OF THE OFFERING AND LOSS OF USE OF FUNDS


     The Company reserves the right to extend the period for the Offering from November 30, 1998 to as late as December 31, 1998 or to terminate the Offering in its entirety at any time prior to delivery of shares pursuant to the Offering. Accordingly, a period of time may elapse between the submission of an Oder Form and receipt of certificates for Common Stock. NO INTEREST WILL BE PAID ON FUNDS DELIVERED TO THE SUBSCRIPTION AGENT PURSUANT TO THE OFFERING, EVEN IF THE OFFERING IS TERMINATED.


     Until stock certificates are delivered, subscribers may not be able to sell the shares of Common Stock that they have purchased in the Offering. A subscription to Common Stock is irrevocable once received by the Subscription Agent. Certificates representing shares of Common Stock purchased in the Offering will be delivered as soon as practicable after the completion of the Offering. Between the time a subscriber submits an Order Form for Common Stock and the time that such subscriber is able to sell such shares, there can be no assurance that the market value of the Common Stock will not fall below the Offering Price.

DEPENDENCE ON KEY PERSONNEL

     The business of the Company and the Bank is service-oriented and the success of the Company and the Bank, therefore, will depend to a large extent upon the services of Thomas G. Moore, President and Chief Operating Officer of the Company and President and Chief Executive Officer of the Bank. The loss of the services of Mr. Moore could adversely affect the business of the Company and the Bank. As a result, the Company and the Bank have entered into an employment agreement with Mr. Moore, and the Company is the beneficiary of a $500,000 key man life insurance policy relating to Mr. Moore. There is no assurance that the Company or the Bank will be able to attract qualified personnel as the need arises. See "Management -- Employment Agreement".

DETERMINATION  OF  OFFERING  PRICE

     The Offering Price for the Common Stock offered hereby has been determined by the Board of Directors of the Company after considering various factors and not as a result of negotiations with an independent party or based upon market activity. See "The Offering -- Determination of Offering Price."

SUBSTANTIAL COMPETITION IN THE BANKING INDUSTRY

     The Company faces substantial competition for deposits and loans from major banking and financial institutions, including many which have substantially greater resources, name recognition and market presence than the Company. Such competition comes not only from local institutions but also from out-of-state financial institutions that extend credit or solicit deposits in its market areas. Many of the financial institutions operating in the Company's market areas offer certain services, such as trust and international banking services, which the Company does not offer directly. Additionally, banks with larger capitalization and financial institutions not subject to bank regulatory restrictions have larger lending limits and are thereby able to serve the credit needs of larger customers. Competitors of the Company include commercial banks, savings institutions, credit unions, insurance companies, mortgage companies, money market and mutual funds and other institutions that offer loan and investment products. Credit unions have the advantage of federal tax exemption, which provides pricing advantages.

DILUTION OF VOTING INTEREST; DILUTION

     Stockholders who do not subscribe for shares of Common Stock will suffer a dilution in their percentage voting interest in the Company as a result of the Offering. Voting rights per share of common stock will not change, however, and all holders of Common Stock will continue to have one vote per share. Shareholders who own in excess of approximately 6,500 shares will experience a reduction in their percentage voting interest in the Company even if they subscribe for and purchase the maximum number of shares permitted in the Offering. Based on the Offering Price, current stockholders who do not purchase additional shares of Common Stock will not suffer dilution in book value per share. If all of the shares being offered are sold, then pro forma book value per share at June 30, 1998, after giving effect to completion of the Offering, will increase to $11.93 per share. The post-Offering book value is less than the Offering Price of $17.50 per share, and accordingly, new investors will experience dilution of $5.57, or 31.8%, per share, calculated on the basis of the difference between the Offering Price and book value. See "Capitalization."

DIVIDEND RESTRICTIONS

     The amount of dividends that the Company and Bank may pay is limited by various federal laws and by the regulations promulgated by federal and state regulators, which impose certain minimum capital and other requirements. See "Market for Common Stock and Dividends -- Dividends."

EXPOSURE TO LOCAL ECONOMIC CONDITIONS

     The Company's success is dependent, in large part, upon the performance of the economy in its market area in Prince George's County and Anne Arundel County, Maryland. These counties have experienced significant economic growth in the past decade. However, no assurance can be given that such growth will continue. Adverse changes in economic conditions in that market area would reduce demand for new loans, would impair the Company's ability to collect loans and would otherwise have a negative effect on the financial condition of the Company.

INTEREST RATE RISK

     The operations of the Company are significantly influenced by general economic conditions and by the related monetary and fiscal policies of the federal government. Deposit flows and the cost of funds are influenced by interest rates on competing investments and general market rates of interest. Lending activities are affected by the demand for loans, which in turn is affected by the interest rates at which such financing may be offered and by other factors affecting the availability of funds.

     The  operations  of the  Company  are  substantially  dependent  on its net interest income, which is the difference between the interest income received from its interest-earning assets and the interest expense incurred in connection with its interest-bearing liabilities. To reduce exposure to interest rate fluctuations, the Company seeks to match its interest sensitive assets and liabilities and maintain the maturity and repricing of these assets and liabilities at appropriate levels. A mismatch between the amount of rate-sensitive assets and rate-sensitive liabilities in any time period is referred to as a "gap." Generally, if rate-sensitive assets exceed rate-sensitive liabilities, the net interest margin will be positively affected during a rising rate environment and negatively affected during a declining rate environment. When rate-sensitive liabilities exceed rate-sensitive assets, the net interest margin will generally be positively affected during a declining rate environment and negatively affected during a rising rate environment.

     Increases in the level of interest rates may reduce the amount of loan demand and, thus, the amount of loan and commitment fees, as well as the value of the Company's investment securities and other interest-earning assets. Moreover, changes in interest rates also can result in disintermediation, which is the flow of funds away from depository institutions into direct investments, such as corporate securities and other investment vehicles which, because of the absence of federal deposit insurance, generally pay higher rates of return than depository institutions.

     Because a substantial portion of the Company's assets consist of loans with interest rates which change in accordance with changes in prevailing market rates, if interest rates were to rise significantly, many of the Company's borrowers would be required to make higher interest payments on their loans, which could cause the Company to experience increased delinquencies and defaults to the extent borrowers were unable to meet their increased debt servicing obligations. The Company seeks to minimize the effect of increased interest rates on a borrower's ability to meet increased debt service requirements by underwriting loans on the basis of the borrower's ability to repay the loan at an interest rate above the initial rate on the loan at the time of origination. There can be no assurance, however, that significant increases in interest rates would not result in increased delinquencies and defaults on the Company's loans.

REGULATORY RISK

     The banking industry is heavily regulated. These regulations are primarily intended to protect the federal insurance funds and depositors, not stockholders. The Company is subject to regulation and supervision by the Federal Reserve and the Maryland Commissioner of Financial Regulation. The Bank is subject to the regulation and supervision by the FDIC and the Maryland Commissioner of Financial Regulation. The burden imposed by federal and state regulations puts banks at a competitive disadvantage compared to less regulated competitors such as finance companies, mortgage banking companies, leasing companies and credit unions.

     The Company reserves the right to extend the period for the Offering from November 30, 1998 to as late as December 31, 1998 or to terminate the offering in its entirety. Accordingly, a period of time may elapse between the submission of an Order Form and receipt of certificates for Common Stock. NO INTEREST WILL BE PAID ON FUNDS DELIVERED TO THE SUBSCRIPTION AGENT PURSUANT TO THE OFFERING, EVEN IF THE OFFERING IS TERMINATED.

                                  THE OFFERING

BACKGROUND OF THE OFFERING

     The Offering is being conducted to strengthen the Company's capital base and position the Company to continue to remain a "well-capitalized" institution under federal banking regulations, while allowing the Company to pursue future growth opportunities through expansion of its existing businesses and into related businesses, and possible acquisitions. The Company, however, does not have any specific plans, arrangements, agreements or understandings with any other person for the Company to make any acquisitions at the current time or to enter into any new businesses. The Company also intends that the Offering will attract additional stockholders in order to increase the liquidity of the common stock and to attract additional business for the Bank. The Company proposes to use the net proceeds for general corporate purposes, including use in the Bank's branch expansion, lending, and investment activities. On an interim basis, the Company expects to invest the net proceeds received in the Offering in investment securities. The Offering is being conducted in order to provide funds for future operations, and for other purposes. The Board of Directors determined that the Company's existing stockholders would be best served by the Offering, as presently structured, because the Offering affords the Company a way to reasonably grow capital and attract additional stockholders in order to stimulate community involvement.

SECURITIES OFFERED

     The Company is offering up to 100,000 shares of its Common Stock to the public at the Offering Price of $17.50 per share. The minimum number of shares of Common Stock that may be purchased is 100 and the maximum number that may be purchased is 1,000. Current stockholders are entitled to subscribe but will not be given preemptive rights.

     The Company retains the right to reject any subscription, in whole or in part, for any reason in its sole discretion. Any excess funds paid by a subscriber for shares not issued will be returned without interest promptly following the rejection of any subscription in whole or in part.

EXPIRATION TIME

     The Offering will expire at 5:00 p.m., Eastern Time, on November 30, 1998, unless that time (the "Expiration Time") is extended at the discretion of the Board of Directors of the Company to a date not later than December 31, 1998.

MINIMUM OFFERING

     There is no minimum number of shares that must be sold in the Offering. The Offering will be consummated if any valid subscriptions are received before the Expiration Date, unless the Board of Directors of the Company has terminated the Offering.

PROCEDURE FOR SUBSCRIBING FOR COMMON STOCK IN THE OFFERING

     To subscribe for shares of Common Stock in the Offering, the Order Form must be properly completed, and delivered together with payment in full of the Offering Price for each subscribed share of Common Stock. Such payment must be by check (cashier's, treasurer's, certified or uncertified) drawn upon a U.S. bank, in each case payable to "Community Bankshares of Maryland Escrow Account." The Offering Price will be deemed to have been received by the Subscription Agent only upon (i) clearance of any uncertified check, or (ii) receipt by the Subscription Agent of any cashier's, treasurer's or certified check drawn upon a U.S. bank. Funds paid by uncertified personal check may take at least five business days to clear. Accordingly, persons who wish to pay the Offering Price by means of uncertified personal check are urged to make payment sufficiently in advance of the Expiration Time to ensure that such payment is received and clears by such date and are urged to consider payment by means of certified, treasurer's or cashier's check or money order. All funds received in payment of the Offering Price shall be promptly deposited into an escrow account at the Bank subject to the joint control of the President and Treasurer of the Bank, until consummation or termination of the Offering. Such escrow account will be invested at the discretion of the Bank in short-term obligations of the United States or a sweep account collateralized by US government or agency securities. Earnings on such funds in the escrow account will be retained by the Bank whether or not the Offering is consummated. The Subscription Agent will perform the administrative tasks associated with the Offering.

     The Order Form and payment of the Offering Price must be delivered to the address and in the manner described below:

     REGISTERED  MAIL,  RETURN RECEIPT  REQUESTED,  OVERNIGHT  COURIER,  OR HAND
DELIVERY:

              John Kovacevich, Subscription Agent
              Community Bank of Maryland
              16410 Heritage Boulevard
              Bowie, Maryland 20716

     DELIVERY TO AN ADDRESS AND IN A MANNER OTHER THAN THOSE INDICATED ABOVE DOES NOT CONSTITUTE GOOD DELIVERY TO THE SUBSCRIPTION AGENT.

     If the aggregate Offering Price paid is insufficient to purchase the number of shares of Common Stock indicated as being subscribed for, or if the subscription does not specify the number of shares of Common Stock to be purchased, then the subscription will be used to purchase shares of Common Stock to the full extent of the payment tendered (subject only to reduction to the extent necessary to comply with any regulatory limitation or conditions imposed by the Company in connection with the Offering). If the aggregate Offering Price paid exceeds the amount necessary to purchase the number of shares of Common Stock allocated to the subscription, then the difference will be returned to the full extent of the excess payment tendered.

     The Instructions accompanying the Order Form should be read carefully and followed in detail. ORDER FORMS SHOULD BE SENT WITH PAYMENT TO THE SUBSCRIPTION AGENT.

     THE METHOD OF DELIVERY OF ORDER FORMS AND PAYMENT OF THE OFFERING PRICE TO THE SUBSCRIPTION AGENT WILL BE AT THE ELECTION AND RISK OF SUBSCRIBERS, BUT IF SENT BY MAIL IT IS RECOMMENDED THAT SUCH ORDER FORMS AND PAYMENTS BE SENT BY REGISTERED MAIL, WITH RETURN RECEIPT REQUESTED AND THAT A SUFFICIENT NUMBER OF DAYS BE ALLOWED TO ENSURE DELIVERY TO THE SUBSCRIPTION AGENT AND CLEARANCE OF PAYMENT PRIOR TO THE EXPIRATION TIME. BECAUSE UNCERTIFIED PERSONAL CHECKS MAY TAKE FIVE BUSINESS DAYS TO CLEAR, YOU ARE STRONGLY URGED TO PAY, OR ARRANGE FOR PAYMENT, BY MEANS OF CERTIFIED, TREASURER'S OR CASHIER'S CHECK.

     All questions concerning the timeliness, validity, form and eligibility of Order Forms received will be determined by the Company, whose determinations will be final and binding. The Company in its sole discretion may waive any defect or irregularity, or permit a defect or irregularity to be corrected within such time as it may determine, or reject any purported subscription for shares of Common Stock. Order Forms will not be deemed to have been received or accepted until all irregularities have been waived or cured within such time as the Company determines in its sole discretion. Neither the Company nor the Subscription Agent will be under any duty to give notification of any defect or irregularity in connection with the submission of Order Forms or incur any liability for failure to give such notification.

     Subscriptions for the Common Stock which are received by the Subscription Agent may not be revoked.

METHOD OF OFFERING

     Certain directors and executive officers of the Company will assist the Company in the Offering. None of such directors and executive officers will receive compensation for such services. Such directors and officers are not authorized to make statements about the Company unless such information is set forth in this Prospectus, nor will they render investment advice. None of such directors and executive officers are registered as securities brokers or dealers under the federal or applicable state securities laws, nor are any of such persons affiliated with any broker or dealer, other than John Kovacevich, the Agent, who is a registered representative of UVest Investments and an employee of the Bank. Because such persons are not in the business of either effecting securities transactions for others or buying and selling securities for their own account (other than the Agent), they are not required to register as brokers or dealers under the federal securities laws. In addition, the proposed activities of such directors and executive officers are excepted from registration pursuant to a specific safe-harbor provision under Rule 3a4-1 under the Securities Exchange Act of 1934 as amended (the "Exchange Act"). Substantially similar exemptions from registration are available under applicable state securities laws.

DETERMINATION OF OFFERING PRICE


The Offering Price has been determined by the Board of Directors of the Company after consideration of various factors which it deemed relevant. These factors included, among other things, the advice of Scott & Stringfellow, Inc. (the "Investment Advisor") based upon their review as of July 30, 1998, the Company's current financial condition and operating performance as presented in its financial statements, the market value of the common stock of other banking organizations, and the Company's pro forma financial position after giving effect to the Offering. NEITHER THE BOARD OF DIRECTORS, NORMANAGEMENT NOR THE INVESTMENT ADVISOR HAS EXPRESSED AN OPINION OR HAS MADE ANY RECOMMENDATION AS TO WHETHER ANYONE SHOULD PURCHASE SHARES OF COMMON STOCK IN THE OFFERING. ANY DECISION TO INVEST IN THE COMMON STOCK OF THE COMPANY MUST BE MADE BY EACH INVESTOR BASED UPON HIS OR HER OWN EVALUATION OF THE OFFERING IN THE CONTEXT OF HIS OR HER BEST INTERESTS.


     There can be no assurance that following completion of the Offering and the issuance of the Common Stock sold pursuant thereto a stockholder will be able to sell shares purchased in the Offering at a price equal to or greater than the Offering Price. Moreover, until certificates for shares of Common Stock are delivered, stockholders may not be able to sell the shares of Common Stock that they have purchased in the Offering. See "---Issuance of Common Stock," below.

INTENTION OF DIRECTORS, EXECUTIVE OFFICERS AND OTHERS

     Directors and executive officers of the Company and their affiliates have indicated to the Company that they do not intend to subscribe for shares of Common Stock unless the Offering is undersubscribed. Any shares purchased by directors and executive officers are intended to be held as an investment. These intentions are not commitments and could change based upon individual circumstances. See "Risk Factors."

REGULATORY LIMITATION

     The Company will not be required to issue shares of Common Stock pursuant to the Offering to any person who, in the opinion of the Company, would be required to obtain prior clearance or approval from any state or federal bank regulatory authority to own or control such shares if, at the Expiration Time, such clearance or approval has not been obtained or any required waiting period has not expired.

RIGHT TO AMEND OR TERMINATE THE OFFERING

     The Company expressly reserves the right to amend the terms and conditions of the Offering. In the event of a material change to the terms of the Offering, the Company will file an amendment to its Registration Statement, of which this Prospectus is a part, and resolicit subscribers to the extent required by the SEC. In the event of such a resolicitation, all proceeds received by the Company will be returned promptly to any subscriber who does not provide the Subscription Agent with an affirmative reconfirmation of the subscription. The Company expressly reserves the right, at any time prior to delivery of shares of Common Stock offered hereby, to terminate the Offering if the Offering is prohibited by law or regulation or if the Board of Directors concludes in its judgment, that it is not in the best interests of the Company to complete the Offering under the circumstances. The Offering may be terminated by the Company giving oral or written notice thereof to the Subscription Agent and making a public announcement thereof. If the Offering is so terminated, all funds received will be promptly refunded, without interest.

ISSUANCE OF COMMON STOCK

     Certificates representing shares of Common Stock purchased pursuant to the Offering will be delivered to purchasers as soon as practicable after the Expiration Time and after all prorations and adjustments contemplated by the Offering have been effected. No fractional shares will be issued in the Offering.

REQUESTS FOR ADDITIONAL INFORMATION

     If you have questions or require additional information concerning the Offering, contact Thomas G. Moore, President and Chief Operating Officer, Community Bankshares of Maryland, Inc. (301) 464-6300.

                                 USE OF PROCEEDS

     The amount of the net proceeds from the Offering depends on the number of shares of Common Stock sold in the Offering and the amount of the actual expenses incurred in the Offering, which may differ from the estimates thereof. The Company is offering a maximum of 100,000 shares of Common Stock hereby. The sale of all of the shares offered would result in net proceeds to the Company of $1,700,000, assuming Offering expenses of $50,000. There is no minimum number of shares that must be sold in the Offering, and, accordingly, the Offering may be consummated even though substantially less than the maximum number of shares offered has been sold. The Company will use the net proceeds from the sale of the Common Stock offered hereby to increase its regulatory capital, principally for the purpose of providing additional capital for the increase of the Company's investment in bank premises as a result of expanded branching activity by the Bank. A bank's investment in promises is limited to a specified percentage of the bank's capital. No specific sites for additional branches have been identified, and no construction, development or acquisition costs have been calculated. There can be no assurance that any additional branching activity will be effected. On an interim basis, the Company expects to invest the net proceeds received in the Offering in investment securities. The proceeds of the Offering will also be available, prior to expenditure for branching activity, for contribution to the Bank as additional capital to finance additional lending and investment activity.

                                 CAPITALIZATION

     The following table sets forth the consolidated capitalization of the Company at June 30, 1998, and the pro forma consolidated capitalization of the Company at such date after giving effect to the Company's receipt of all of the estimated net proceeds from the sale of the Common Stock offered hereby, based on the assumptions set forth in "Use of Proceeds" and in the notes below. There can be no assurance that all or any portion of the Common Stock offered hereby will be sold.

                                                            June 30, 1998
                                                ------------------------------------
                                                                        Pro Forma
                                                    Actual              Adjusted(1)
                                                    ------              -----------
Stockholders' equity:
  Common Stock, $10.00 par value per share
    Shares authorized - 10,000,000
    Shares issued - 692,291                     $    6,922,910        $    7,922,910
  Surplus                                                5,250               705,250
  Retained earnings                                    659,770               659,770
  Accumulated other comprehensive income:
   Net unrealized holding loss on securities
    available for sale - net of tax                    (5,641)               (5,641)
  Treasury stock, 37,500 shares at cost              (279,272)             (279,272)
                                                --------------        --------------
Total stockholders' equity                      $    7,303,017        $    9,003,017
                                                ==============        ==============
Book value per share of common stock(2)         $        11.15        $        11.93
                                                ==============        ==============

------------------------------------

(1) Assumes the sale of 100,000 shares in the Offering and payment of $50,000 in Offering related expenses.

(2) Book value per share of Common Stock is determined by dividing the Company's actual and pro forma adjusted consolidated total stockholders' equity at June 30, 1998 by 654,791 shares of issued and outstanding Common Stock, actual, and 754,791 shares of Common Stock, pro forma adjusted.


                         REGULATORY CAPITAL REQUIREMENTS

     For capital adequacy purposes, the Board of Governors of the Federal Reserve ("Federal Reserve") requires bank holding companies such as the Company to maintain two separate capital ratios, both of which compare certain capital account items to total assets and off-balance-sheet instruments, as adjusted to reflect their relative credit risks ("Total Risk-Weighted Assets"). These are called "Risk-Based Capital Ratios." The first of these is the "Total Risk-Based Capital Ratio", which compares the total capital account, which may include a limited amount of general reserves for loan losses to Total Risk-Weighted Assets. The minimum level for this ratio is 8.0%. The second of these is the "Tier 1 Risk-Based Capital Ratio," where "Tier 1 Capital," (which must constitute at least one-half of total capital) defined as common equity, retained earnings, non-cumulative perpetual preferred stock and a limited amount of cumulative perpetual preferred stock, less goodwill, is compared to Total Risk-Weighted Assets. The minimum level for this ratio is 4.0%.

     The Federal Reserve also has established an additional capital adequacy guideline referred to as the "Leverage Capital Ratio," which measures the ratio of Tier 1 Capital (as defined above) to total assets, less goodwill. Although the most highly-rated bank holding companies are required to maintain a minimum Leverage Capital Ratio of 3.0%, most bank holding companies, such as the Company, are required to maintain Leverage Capital Ratios of

4.0% to 5.0%. The actual required ratio is based on the Federal Reserve's assessment of the individual bank holding company's asset quality, earnings performance, interest-rate risk and liquidity. There can be no assurance, however, that the Company will not be required to maintain a higher Leverage Capital Ratio.

     The capital adequacy guidelines discussed above will be applied on a bank-only basis, and will not be applied to the Company on a consolidated basis, until such time as the Company has $150,000,000 or more in consolidated assets or issues a significant amount of publicly held debt. See "Supervision and Regulation -- The Bank -- Capital Adequacy Guidelines."

     The Federal Deposit Insurance Corporation ("FDIC") has promulgated regulations and adopted a statement of policy regarding the capital adequacy of state banks that are not members of the Federal Reserve System, such as the Bank. These requirements are substantially similar to those adopted by the Federal Reserve regarding bank holding companies, as set forth above.

     The following table sets forth the actual regulatory capital ratios of the Company and the Bank at June 30, 1998, and as adjusted to give effect to the receipt of the estimated net proceeds from the sale of the Common Stock offered hereby, based on the assumption set forth in the footnotes and the Company's retaining $1,700,000 in proceeds from the Offering.

                                                                          As                Regulatory
                                                    Actual            Adjusted(1)           Minimum(2)
                                                    ------            -----------           ----------
THE COMPANY:

Total Risk-Based Capital Ratio                      18.46%              22.56%                  8.0%
Tier 1 Risk-Based Capital Ratio                     17.63%              21.73%                  4.0%
Leverage Capital Ratio                              12.77%              15.74%              4.0-5.0%

THE BANK:

Total Risk-Based Capital Ratio                      15.26%              15.26%                  8.0%
Tier 1 Risk-Based Capital Ratio                     14.42%              14.42%                  4.0%
Leverage Capital Ratio                              10.35%              10.35%              4.0-5.0%

-----------------------------------------------

(1)  Assumes the sale of 100,000 shares in the Offering.

(2) The capital adequacy guidelines do not currently apply to the Company on a consolidated basis.

     For additional information about regulatory capital requirements, see "Risk Factors -- Regulatory Risk," and "Supervision and Regulation".

                      MARKET FOR COMMON STOCK AND DIVIDENDS

MARKET FOR COMMON STOCK

     The Company currently has 54 stockholders. Accordingly, the Company does not currently file periodic reports with the SEC and is not subject to the proxy rules under the Exchange Act. Following consummation of the Offering, the Company will be required to file reports under the Exchange Act for the fourth quarter of 1998, and thereafter if the number of stockholders of record exceeds
300. The Common Stock is currently not traded on any exchange or the National Association of Securities Dealers Automated Quotation System ("NASDAQ") and historically has not been actively traded. No market makers currently make a market for the Common Stock. The Company has no present plans to list the Common Stock on an exchange or NASDAQ and, as such, it is unlikely that an active trading market for the Common Stock will develop in the foreseeable future. The Company knows of one trade in the Common Stock in the past two years. Sandy Spring Bancorp, Inc. recently received regulatory approval for and completed the purchase of 52,500 shares of Common Stock at $17.50 a share, from Winfield M. Kelly, Jr., representing 8.02% of the shares outstanding before the Offering.

     At June 30, 1998, there were 654,791 shares of Common Stock outstanding, which were held by approximately 54 holders of record. The number of holders of record does not reflect the number of persons or entities who or which hold their stock in nominee or "street" name through various brokerage firms or other entities.

     The shares being offered hereby have been registered pursuant to the Securities Act of 1933, as amended, and as such will generally be freely tradeable by persons who are not affiliates of the Company, without any waiting period or limitations on the number of shares which may be sold. The registration of these shares does not affect the status of the previously outstanding shares of the Common Stock as unregistered, or restricted, shares. Shares outstanding prior to the Offering will continue to be transferable only pursuant to an effective registration statement or an applicable exemption from the registration requirements of the federal and state securities laws.

DIVIDENDS

     The Company recognizes that an adequate level of capital is paramount to the strength of the Company and the Bank. The Company is committed to acting as a source of financial strength for the Bank and, accordingly, will not request a level of dividends that would place undue strain on the Bank's capital position. It will seek a consistent level of dividends after determining the Bank's capital needs. This determination will be based on relevant information available at the time, including the Bank's:

         o        Capital position relative to assets
         o        Risk-based assets
         o        Total classified assets
         o        Growth rate
         o        Earning performance and projections
         o        Expansion plans
         o        Legal lending limit

     Currently, before the Bank may declare and pay a dividend to the Company, computations are performed to ensure that the dividend is in compliance with regulatory requirements and that dividend payments do not reduce the Bank's capital below 8% of assets.

                                          DIVIDENDS PAID PER COMMON SHARE

                          Six Months Ended
                              June 30,                       Year Ended December 31,
                           ----------------            -------------------------------------
                                1998                  1997       1996       1995       1994
                          ----------------            -------------------------------------
Cash                           $0.12                  $0.23      $0.17     $0.11      $0.08
Stock                            --                    5%         --         --         --

     The Company intends to continue to pay cash dividends on the Common Stock in the foreseeable future based on its dividend policy, but there can be no assurance that cash dividends will continue to be paid in the future.

     Declarations of future cash dividends by the Board of Directors of the Company will depend on any number of factors, including capital requirements, regulatory limitations, the Bank's operating results and financial condition and general economic conditions. As the principal asset of the Company, the Bank currently provides the primary source of payment of cash dividends by the Company. Under the rules and regulations of the FDIC, state non-member banks such as the Bank may pay dividends only out of its "net profits" for the current year plus, the Bank's retained net profits for the preceding two calendar years, less required transfers to surplus. Notwithstanding the foregoing, no bank may pay any dividend where it has a retained earnings deficit. These restrictions on the ability of the Bank to pay dividends to the Company may restrict the ability of the Company to pay dividends to the holders of the Common Stock.

     In addition, the Company and the Bank are subject to capital ratio requirements established by the Federal Reserve and the FDIC, respectively. The effect of the payment of dividends on the capital ratios of the Bank or the Company, as the case may be, may be a factor in the determination by the Board of Directors to pay such dividends. To the extent such ratios are inadequate for regulatory purposes or would be inadequate if dividends were paid by the Bank to the Company or by the Company to the holders of the Common Stock, the Company and the Bank may be precluded from paying such dividends. See "Supervision and Regulation" The Company anticipates paying cash dividends on the Common Stock in the future, subject to legal and Company policy restrictions, although there can be no assurance that cash dividends will be paid in the future.

                MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                       CONDITION AND RESULTS OF OPERATIONS

     The following presents management's discussion and analysis of the financial condition and operating results of the Company at the dates and for the periods indicated. The discussion should be read in conjunction with the Company's Consolidated Financial Statements and Interim Financial Statements, and the related notes, appearing herein.

     General. During 1997 and the first six months of 1998, the Company continued to experience sound, stable growth, opening its third branch location, introducing telephone banking services, launching an investment services affiliate, and establishing a remote drive-in ATM. Net income for the six months ended June 30, 1998 of $269,488 ($.41 earnings per share) represented a decrease of $28,157 or 9.5% from net income of $297,645 ($.46 earnings per share) for the six months ended June 30, 1997. The Company had a gain of $128,150 on the sale of a piece of real estate in June 1997. Without this unusual item, net income after taxes would have been $215,629 for the six months ended June 30, 1997. Excluding this gain, net income increased $53,859 or 25.0% for the first six months of 1998 over the similar period in 1997. For 1997, the Company reported net income of $594,972 ($.91 earnings per share), an increase of $167,373 or 39.1% compared to net income of $427,599 ($.65 earnings per share) for 1996. Without this unusual item, net income after taxes would have been $512,956 for the year ended December 31, 1997. Excluding this gain, net income increased $85,357 or 19.96% for 1997 over 1996.

     Financial Condition. Total assets increased $5.9 million or 12.5% from $47.2 million at December 31, 1996 to $53.1 million at December 31, 1997, and increased and additional $9.7 million or 18.3% to $62.8 million at June 30, 1998. This increase at December 31, 1997 was primarily attributable to a $3.8 million or 41.0% increase in investment securities and a $3.7 million or 13.2% increase in net loans. These increases were partially offset by a decrease in premises and equipment, net of $1.0 million or 22.0%. This increase at June 30, 1998 was primarily attributable to a $4.2 million or 100% increase in cash and cash equivalents, a $3.3 million or 25.3% increase in investment securities and a $1.9 million or 6.0% increase in net loans. The growth in cash and cash equivalents and investment securities was funded by the growth in deposits in the periods discussed above.

     Total liabilities increased $5.4 million or 13.4% from $40.6 million at December 31, 1996 to $46.0 million at December 31, 1997, and increased an additional $9.5 million or 20.7% to $55.5 million at June 30, 1998. This increase at December 31, 1997 was primarily attributable to a $6.5 million or 17.2% increase in deposits, which was partially offset by a decrease in securities sold under repurchase agreements of $1.2 million or 49.1%. This increase at June 30, 1998 was primarily attributable to a $8.7 million or 19.5% increase in deposits and a $0.9 million or 73.9% increase in securities sold under repurchase agreements.

     Total stockholders' equity increased $455,415 or 6.8% from $6.6 million at December 31, 1996 to $7.1 million at December 31, 1997, and increased an additional $198,825 or 2.8% to $7.3 million at June 30, 1998. These increases primarily reflect net income recorded during the periods, which was partially offset by dividends to stockholders.

     The following table provides certain information relating to the Company's average consolidated statements of financial condition and reflects the interest income on interest-earning assets and interest expense on interest-bearing liabilities for the periods indicated and the average yields earned and rates paid for the periods indicated. These yields and costs are derived by dividing income or expense by the average daily balance of the related assets or liabilities, respectively, for the periods presented. Non-accrual loans have been included in the average balances of loans.

            AVERAGE STATEMENTS OF CONDITION AND YIELD MARGIN ANALYSIS

                                                    Six Months Ended June, 30
                                        --------------------------------------------------
                                                             1998
                                        -----------------------------------------------
                                                           Interest           Average
                                         Average           Income/            Yields/
                                         Balance           Expense             Rates
                                        ----------  ----- ----------  -----  ----------
                                                       (dollars in thousands)
ASSETS

Loans:
  Commercial                            $   10,722        $      521               9.80%
  Real Estate                               19,458               934               9.68
  Consumer                                   2,893               129               8.99
                                        ----------        ----------
Total Loans                                 33,073             1,584               9.66
                                        ----------        ----------
Investment Securities:
  U.S. Gov't. Agencies                       9,651               295               6.08
  Other Securities(1)                        4,290               134               6.21
                                        ----------        ----------
Total Investment Securities                 13,941               429               6.12
                                        ----------        ----------
Federal Funds Sold                           3,815               105               5.47
                                        ----------        ----------
  Total Interest Earnings Assets            50,829             2,118               8.40
                                                          ----------
Other Non-Interest Earning Assets(2)         5,401
                                        ----------
TOTAL ASSETS                            $   56,230
                                        ==========
LIABILITIES AND STOCK-
  HOLDERS' EQUITY
Interest-Bearing Deposits:
  NOW Accounts                          $    3,894                40               2.07
  Money Market Accounts                      6,887               130               3.81
  Savings Accounts                           3,221                44               2.75
  Certificates of Deposit                   22,633               629               5.60
                                        ----------        ----------
Total Int-Bearing Deposits                  36,635               843               4.64
Securities sold under
  repurchase agreements                      1,441                31               4.34
                                        ----------        ----------
Total Int-Bearing Liabilities               38,076               874               4.63
                                                          ----------
Non-Interest Bearing Liabilities            10,935
                                        ----------
Total Liabilities                           49,011
Stockholders' Equity                         7,219
                                        ----------
TOTAL LIABILITIES &
STOCKHOLDERS' EQUITY                    $   56,230
                                        ==========
Interest Spread                                                                    3.77%
                                                                              =========
Net Interest Income/Margin
  (Pre-Tax Equivalent)                                         1,244               4.94%
                                                                             ==========
Less: Pre-Tax Equivalent Adjustment                             (42)
                                                          ----------
NET INTEREST INCOME                                       $    1,202
---------------------------------------                   ==========

                                                     Six Months Ended June, 30
                                        ------------------------------------------------
                                                              1997
                                        ------------------------------------------------
                                                            Interest           Average
                                         Average            Income/            Yields/
                                         Balance            Expense             Rates
                                        ----------  -----  ---------- ------ -----------
                                                    (dollars in thousands)

                                        ----------  -----  ---------- ------ -----------
ASSETS

Loans:
  Commercial                            $    9,416         $      454               9.72%
  Real Estate                               16,147                797               9.95
  Consumer                                   2,929                138               9.50
                                        ----------         ----------
Total Loans                                 28,492              1,389               9.83
                                        ----------         ----------
Investment Securities:
  U.S. Gov't./Agencies                       8,668                268               6.15
  Other Securities(1)                        1,544                 48               6.18
                                        ----------         ----------
Total Investment Securities                 10,212                316               6.15
                                        ----------         ----------
Federal Funds Sold                           2,406                 65               5.37
                                        ----------         ----------
  Total Interest Earnings Assets            41,110              1,770               8.68
                                                           ----------
Other Non-Interest Earning Assets(2)         5,649
                                        ----------
TOTAL ASSETS                            $   46,759
                                        ==========
LIABILITIES AND STOCK-
  HOLDERS' EQUITY

Interest-Bearing Deposits:
  NOW Accounts                          $    3,417                 31               1.83
  Money Market Accounts                      7,600                140               3.71
  Savings Accounts                           3,033                 44               2.93
  Certificates of Deposit                   17,588                462               5.30
                                        ----------         ----------
Total Int-Bearing Deposits                  31,638                677               4.32
Securities sold under
  repurchase agreements                      1,696                 36               4.28
                                        ----------         ----------
Total Int-Bearing Liabilities               33,334                713               4.31
                                                           ----------
Non-Interest Bearing Liabilities             6,658
                                        ----------
Total Liabilities                           39,992
Stockholders' Equity                         6,767
                                        ----------
TOTAL LIABILITIES &
STOCKHOLDERS' EQUITY                    $   46,759
                                        ==========
Interest Spread                                                                    4.37%
                                                                             ===========
Net Interest Income/Margin
  (Pre-Tax Equivalent)                                         1,057              5.18%
                                                                            ===========
Less: Pre-Tax Equivalent Adjustment                             (16)
                                                          ----------
NET INTEREST INCOME                                       $    1,041
                                                          ==========

---------------------------------------


(1) The income and yields on non-taxable securities are computed on a tax equivalent basis using the U.S. Statutory rate of 34%.

(2)  Includes  overdrafts,   excluded  from  average  loan  balances  for  yield
     purposes.

                                      Year Ended December 31,
--------------------------------------------------------------------------------------------------------
                     1997                                                    1996
-----------------------------------------------         -----------------------------------------------
                    Interest          Average                              Interest           Average
  Average           Income/           Yields/            Average           Income/            Yields/
  Balance           Expense            Rates             Balance           Expense             Rates
----------- -----  ---------- ------ ----------         ---------- ------ ----------  -----  ----------
                                                                    (dollars in thousands)
$     9,626        $      951              9.88%        $    8,198        $      794               9.69%
     16,521             1,634              9.89             15,102             1,530              10.13
      2,945               279              9.47              2,428               241               9.93
-----------        ----------                           ----------        ----------
     29,092             2,864              9.84             25,728             2,565               9.97
-----------        ----------                           ----------        ----------

      9,433               586              6.21             10,133               628               6.20
      1,782               111              6.23                737                45               6.11
-----------        ----------                           ----------        ----------
     11,215               697              6.21             10,870               673               6.19
-----------        ----------                           ----------        ----------
      2,583               143              5.54              1,728                93               5.38
-----------        ----------                           ----------        ----------
     42,890             3,704              8.64             38,326             3,331               8.69
                   ----------                                             ----------
      5,276                                                  5,216
-----------                                             ----------
$    48,166                                             $   43,542
===========                                             ==========



$     3,518                64              1.82         $    3,962                78               1.97
      7,409               274              3.70              6,412               226               3.52
      3,036                89              2.93              2,720                80               2.94
     18,373               989              5.38             16,510               899               5.45
-----------        ----------                           ----------        ----------
     32,336             1,416              4.38             29,604             1,283               4.33

      1,592                69              4.33                938                39               4.16
-----------        ----------                           ----------        ----------
     33,928             1,485              4.38             30,542             1,322               4.33
                   ----------                                             ----------
      7,682                                                  6,593
-----------                                             ----------
     41,610                                                 37,135
      6,556                                                  6,407
-----------                                             ----------
$    48,166                                             $   43,542
===========                                             ==========
                                           4.26%                                                   4.36%
                                      =========                                              ==========
                        2,219              5.17%                                2,009              5.24%
                                      =========                                              ==========
                         (35)                                                   (12)
                   ----------                                             ----------
                   $    2,184                                             $    1,997
                   ==========                                             ==========


                Year Ended December 31,
------------------------------------------------------
                          1995
------------------------------------------------------
                         Interest           Average
       Average            Income/           Yields/
       Balance            Expense            Rates
      ----------  ----- ----------- ------ ----------
              (dollars in thousands)
 $    7,070        $       718             10.16%
     11,824              1,208             10.22
      2,732                269              9.85
 ----------        -----------
     21,626              2,195             10.15
 ----------        -----------
     10,067                603              5.99
      1,332                 78              5.87
 ----------        -----------
     11,399                681              5.97
 ----------        -----------
      1,621                 96              5.92
 ----------        -----------
     34,646              2,972              8.58
                   -----------
      3,852
 ----------
 $   38,498
 ==========



 $    3,092                 74              2.39
      6,016                233              3.87
      2,341                 74              3.16
     15,668                864              5.51
 ----------        -----------
     27,117              1,245              4.59

        255                 11              4.31
 ----------        -----------
     27,372              1,256              4.59
                   -----------
      5,141
 ----------
     32,513
      6,185
 ----------
 $   38,498
 ==========
                                            3.99%
                                       =========
                         1,716              4.96%
                                       =========
                   -----------
                   $     1,716
                   ===========

     Net Interest Income. Net interest income is the excess of interest earned on loans and other interest-earning assets over the interest paid on deposits and borrowings. The change in net interest income is a function of the change in volume and rates on interest-earning assets and interest-bearing liabilities. For 1997, the Company's net interest income was $2,184,165 compared to $1,997,091 for 1996, representing an increase of $187,074 or 9.4% from 1996 to 1997. Net interest income for the six months ended June 30, 1998 was $1,202,269, an increase of $161,529 or 15.5% over the $1,040,740 in net interest income for the comparable period in 1997. The increase for 1997 was primarily the result of a $4.6 million or 11.9% increase in the relative amount of interest-earning assets over interest-bearing liabilities during 1997 versus 1996, which more than offset a 10 basis point net decrease to 4.26% in the yield on interest-earning assets over the rate paid on interest-bearing liabilities. The increase for the six months ended June 30, 1998 was primarily the result of a $9.7 million or 23.6% increase in the relative amount of interest-earning assets over interest-bearing liabilities during the six months ended June 30, 1998 versus June 30, 1997, which more than offset a 60 basis point net decrease to 3.77% in the yield on interest-earning assets over the rate paid on interest-bearing liabilities.

     The following table indicates the changes in interest income and interest expense that are attributable to changes in average volume and average rates, in comparison with the same period in the preceding year. The change in interest due to the combined rate-volume variance has been allocated to the change in rate and the change in volume based upon the respective percentages of their combined totals.

                                           RATE/VOLUME VARIANCE ANALYSIS

                               June 30, 1998 Compared to
                                     June 30, 1997                    1997 Compared to 1996              1996 Compared to 1995
                            ------------------------------------------------------------------------------------------------------
                                        Due to     Due to                     Due to    Due to                   Due to    Due to
                             Change     Volume      Rate          Change      Volume     Rate         Change     Volume     Rate
                            -------------------------------      -------------------------------    ------------------------------
                                                                     (dollars in thousands)
INTEREST INCOME:
  Commercial Loans          $      67     $   80    $  (13)         $  157     $   141    $   16         $   76    $  110    $ (34)
  Real Estate Loans               137        220       (83)            104         141       (37)           322       333      (11)
  Consumer Loans                   (9)        (4)       (5)             38          49       (11)           (28)      (30)       2
  U.S. Govt. Agencies              27         33        (6)            (42)        (43)        1             25         4       21
  Other Securities(1)              86         86         --             66          65         1            (33)      (34)       1
  Federal Funds Sold               40         39          1             50          47         3             (3)        6       (9)
                            ------------------------------------------------------------------------------------------------------
TOTAL                       $     348     $  454    $  (106)        $  373     $   400    $  (27)        $  359    $   389   $ (30)
                            ------------------------------------------------------------------------------------------------------
INTEREST EXPENSE:
  NOW Accounts              $       9     $    5    $     4         $  (14)    $    (4)   $  (10)        $    4    $    19   $ (15)
  Money Market Accounts           (10)       (32)        22             48          36        12             (7)        15     (22)
  Savings Accounts                 --          5         (5)             9           9        --              6         11      (5)
  Certificates of Deposit         167        139         28             90         102       (12)            35         44      (9)
  Securities sold under
   repurchase agreements           (5)       (16)        11             30          28         2             28         28      --
                            ------------------------------------------------------------------------------------------------------
TOTAL                       $     161     $  101    $    60         $  163     $   171    $  (8)         $   66    $   117   $ (51)
                            ------------------------------------------------------------------------------------------------------
NET INTEREST INCOME         $     187     $  353    $  166)         $  210     $   229    $ (19)         $  293    $   272   $  21
                            ======================================================================================================


(1) The income and yields on non-taxable securities are computed on a tax-equivalent basis using the U.S. statutory rate of 34%.

         The following tables set forth certain information regarding the composition of the Company's loan portfolio at the dates indicated.

                                                  LOAN PORTFOLIO

                                                                                   December 31,
                                                           -------------------------------------------------------------
                                    June 30, 1998             1997        1996        1995        1994         1993
                                   ---------------         ----------  ----------  ----------- ----------- -------------
                                                                  (dollars in thousands)
Commercial                         $         8,913         $    8,921  $    7,842  $     6,439 $     5,484 $       4,618
Real Estate - 1-4 family residential         4,482              3,841       3,460        3,325       2,632         2,485
Real Estate - non-farm residential          17,167             16,613      14,275       11,133       9,849         8,262
Real Estate - construction and
  development                                1,884              1,379       1,241        1,023         934           744
Consumer                                     1,468              1,243       1,442          991       1,531           802
                                   ---------------         ----------  ----------  ----------- ----------- -------------
  Total Loans                               33,914             31,997      28,260       22,911      20,430        16,911
Less allowance for loan losses                 341                330         295          258         230           133
                                   ---------------         ----------  ----------  ----------- ----------- -------------
Total                              $        33,573         $   31,667  $   27,965  $    22,653 $    20,200 $      16,778
                                   ===============         ==========  ==========  =========== =========== =============



                                           LOAN PORTFOLIO BY PERCENTAGE

                                                                        December 31,
                                                     -----------------------------------------------------
                                  June 30, 1998         1997       1996      1995      1994       1993
                                  ----------------   ------------ ------- ---------- --------   ----------
                                                         (dollars in thousands)
Commercial                                 26.3%           27.9%     27.7%    28.1%     26.8 %     27.3%
Real Estate - 1-4 family residential       13.2            12.0      12.3     14.5      12.9       14.7
Real Estate - non-farm residential         50.6            51.9      50.5     48.6      48.2       48.9
Real Estate - construction and
  development                               5.6             4.3       4.4      4.5       4.6        4.4
Consumer                                    4.3             3.9       5.1      4.3       7.5        4.7
                                  ----------------   ------------ -------------------------- -- ----------
  Total                                   100.0%          100.0%    100.0%   100.0%    100.0 %    100.0%
                                  ================   ============ ========================== == ==========




     The following table presents the maturities or repricing periods of loans, excluding non-accrual loans, outstanding at June 30, 1998.

                                            MATURITY SCHEDULE OF LOANS
                                                (dollars in thousands)

                      1 Year or less                 1 - 5 years                 After 5 years                     Total
                      --------------                 -----------                 -------------                     -----
                     Fixed    Variable            Fixed     Variable           Fixed     Variable            Fixed     Variable
                     Rate       Rate               Rate       Rate              Rate       Rate               Rate       Rate
                    $2,170     $6,457            $13,838     $2,405           $7,908      $1,084            $23,916      $9,946

     Provision and Allowance for Loan Losses. The Company makes provisions for loan losses in amounts deemed necessary to maintain the allowance for loan losses at an appropriate level. The provision for loan losses is determined based upon management's estimate of the amount required to maintain an adequate allowance for loan losses reflective of the risks in the Company's loan portfolio. The Company generates a monthly analysis of the allowance for loan losses, with the objective of quantifying portfolio risk into a dollar figure of potential losses, thereby translating the subjective risk value into an objective number. Emphasis is placed on monthly internal reviews by the Audit and Operations Committee and Bank management. The determination of the allowance for loan losses is based on various qualitative factors, applying appropriate weight to separate types of categories of loans. These factors include: levels and trends in delinquencies and non-accruals, trends in volumes and terms of loans, effects of any changes in lending policies, the experience, ability and depth of management, national and local economic trends and conditions, concentrations of credit, quality of the Company's loan review system, and the effect of external factors (i.e. competition and regulatory requirements).

     The provision for loan losses in 1997 was $140,005, compared to a provision of $34,138 in 1996. The provision for the first six months of 1998 was $22,326, compared to a provision of $102,347 for the comparable period in 1997. The increases in the absolute amount of the allowance for loan losses are primarily a result of the increased size of the loan portfolio. The allowance for loan losses as a percentage of loans, net of unearned income was 1.03% at December 31, 1997 and 1.05% at December 31, 1996 and 1.01% at June 30, 1998. During 1997,
charge-offs totaled $108,660, compared to $5,854 in 1996. The increase in the level of charge-offs in 1997 from 1996 was due to recording the actual loss on a loan provided for at December 31, 1996. Charge-offs for the first six months of 1998 were $12,392. The ratio of charge-offs (recoveries) to average loans increased to .37% at December 31, 1997 from (.01%) at December 31, 1996, and was
 .03% at June 30, 1998.

     The following tables set forth certain information regarding the Company's allowance for loan losses at the dates and for the periods indicated.

                                             ALLOWANCE FOR LOAN LOSSES

                                   Six Months
                                 Ended June 30,                      Year Ended December 31,
                                ----------------        --------------------------------------------------
                                      1998                1997      1996      1995      1994       1993
                                ----------------        --------- --------  --------  ---------  ---------
                                                          (dollars in thousands)
Balance at Beginning of Period  $            330        $     295 $    258  $    230  $     133  $     109
                                ----------------        --------- --------  --------  ---------  ---------
Charge-offs:
  Commercial Loans                            --              105        4        --          3         65
  Real Estate Loans                            8               --       --        --         --         --
  Consumer Loans                               4                4        2        --          1          4
                                ----------------        --------- --------  --------  ---------  ---------
Total Charge-offs                             12              109        6        --          4         69
                                ----------------        --------- --------  --------  ---------  ---------
Recoveries:
  Commercial Loans                            --                1        8        --         --         --
  Real Estate Loans                           --               --       --        --         --         --
  Consumer Loans                               1                3        1        --          4         --
                                ----------------        --------- --------  --------  ---------  ---------
Total Recoveries                               1                4        9        --          4         --
                                ----------------        --------- --------  --------  ---------  ---------
Net Charge-offs (recoveries)                  11              105      (3)        --         --         69
Additions Charged to Operations               22              140       34        28         97         93
                                ----------------        --------- --------  --------  ---------  ---------
Balance at end of Period        $            341        $     330 $    295  $    258  $     230  $     133
                                ================        ========= ========  ========  =========  =========
Average Total Loans             $         33,044        $  28,473 $ 29,070  $ 21,593  $  18,409  $  15,438
Net Charge-offs (Recoveries)/Avg
  Total Loans                               .03%             .37%   (.01%)       --%        --%       .45%

     The Company's methodology for allowance for loan losses is composed of three parts. First, the allowance is compared to the historical loan loss experience. Second, the allowance is measured for coverage of non-performing loans. Third, the allowance is allocated for loans internally classified by management.

                                    June 30,                      December 31,
                                 1998      1997             1997     1996       1995
                              ---------- ---------        -------- ---------  ---------
                                               (dollars in thousands)
Allowance for Loan Losses     $      341 $     322        $    330 $     295  $     258
Allowance Needed on Basis
  of Historical Experience            58        48              55        47         69
Non-Performing Loans                  52        29              84        92         --
Internally Classified Exposure        63        48              79        66         41




     Management believes that the allowance for loan losses was adequate at June 30, 1998 to cover potential losses in the loan portfolio. Non-performing assets as a percentage of loans decreased from .33% at December 31, 1996 to .27% at December 31, 1997 and declined to .15% at June 30, 1998. Notwithstanding the foregoing, there can be no assurance that the allowance for loan losses will be sufficient to cover all losses inherent in the loan portfolio now or in the future or that additional provisions will not be required in respect to loans currently in the loan portfolio or which may in the future be originated or acquired by the Company.

     Risk Elements and Non-performing Assets. The Company seeks to minimize its risk and enhance its profitability by focusing on providing community-based financing and maintaining policies and procedures ensuring safe and sound banking practices.

     Non-performing loans consist of loans 90 days or more delinquent. The total non-performing loans declined 8.7% from $92,000 at December 31, 1996 to $84,200 at December 31, 1997, and further declined by 38% to $52,000 at June 30, 1998.

     The following table sets forth certain information regarding the Company's non-performing assets at the dates indicated.

                                                  PROBLEM ASSETS

                                                                                    December 31,
                                                           ---------------------------------------------------------------
                                      June 30, 1998          1997       1996         1995          1994          1993
                                     --------------        -------- ------------  -----------  ------------- -------------
                                                                    (dollars in thousands)
Non-performing Assets
  Non-accrual Loans                  $           52        $     84 $         92  $        --  $          -- $          --
  Impaired Loans                                 --              --           --           --             --            --
  Restructured Loans                             --              --           --           --             --            --
  Foreclosed Properties                          --              --           --           --             --            --
                                     -------------- ------ -------- ------------  -----------  ------------- -------------
Total Non-performing Assets                      52             84            92           --             --            --
Loans Past Due 90 Days
  and Still Accruing Interest                    --              --           --           --             --            --
                                     -------------- ------ -------- ------------  -----------  ------------- -------------
Total Non-performing Assets
  and Past Due Loans                 $           52        $     84 $         92  $        --  $          -- $          --
                                     ============== ====== ======== ============  ===========  ============= =============
Non-performing Assets to
 Total Loans (net of unearned income)          .15%            .27%         .33%          --%            --%           --%
Non-performing Assets to
  Total Assets                                 .08%            .16%         .19%          --%            --%           --%


     Loans are placed in non-accrual status when in the opinion of management the collection of additional interest is unlikely or a specific loan meets the criteria for non-accrual status established by regulatory authorities. No interest is taken into income on non-accrual loans. A loan remains on non-accrual status until the loan is current as to both principal and interest or the borrower demonstrates the ability to pay and remain current, or both. Loans on non-accrual status totaled $52,000, $84,200, and $92,000 at June 30, 1998, December 31, 1997 and December 31, 1996, respectively. The gross interest income that would have been recorded during such periods had the loans been current in accordance with their original terms was $2,000, $4,300 and $5,700, respectively.

     At June 30, 1998, the Company had no concentrations of loans in any one industry exceeding 10% of its total loan portfolio. An industry for this purpose is defined as a group of counterparties that are engaged in similar activities and have similar economic characteristics that would cause their ability to meet contractual obligations to be similarly affected by changes in economic or other conditions.

     Foreclosed properties include properties that have been substantively repossessed or acquired in complete or partial satisfaction of debt. Such properties, which are held for resale, are carried at the lower of fair value, including a reduction for the estimated selling expenses, or principal balance of the related loan. As of June 30, 1998, December 31, 1997, and December 31, 1996, the Company held no foreclosed properties.

     The ratio of non-performing assets to loans is expected to remain near its current level. This expectation is based on the potential and identified problem loans at June 30, 1998. At June 30, 1998, the Company had two loans totaling $52,000, identified as potential problem loans. These are loans as to which known information about the borrowers' possible credit problems cause management to have doubts as to their ability to comply with the present loan repayment terms. Notwithstanding the foregoing, there can be no assurance that the level of non-performing assets will not increase, due to a decline in asset quality, deterioration of economic conditions, or otherwise, or that the Company will not incur losses as a result of existing or future non-performing assets.

     Other Income. Other income for the year ended December 31, 1997 increased to $956,438 from $527,091 for the year ended December 31, 1996, primarily due to a gain on sale of real estate of $128,150 and increases in service charges and rental income. Other income for the six months ended June 30, 1998 was $354,533, a decrease of $176,681 or 33.3% from the comparable period in 1997. This decrease was primarily due to the gain on sale of real estate recognized during the six months ended June 30, 1997, and reductions in rental income related thereto.

     Other Expenses. Other expense for the year ended December 31, 1997 was $2,102,757 compared to $1,799,745 for the year ended December 31, 1996, or an increase of $303,012 or 16.8%. Other expense for the six months ended June 30, 1998 was $1,128,488, compared to $1,014,578 for the comparable period in 1997, or an increase of $113,910 or 11.2%. Increases in other expense primarily reflected increased costs associated with the expansion of the Bank's branch network and the growth of the loan portfolio and deposit base. Salaries and benefits accounted for 41.8% and 42.2% of total other expenses for the year ended December 31, 1997 and 1996 respectively, and 45.4% and 41.0% for the six months ended June 30, 1998 and 1997, respectively. Data processing costs associated with the increase in the number of deposit and loan accounts serviced contributed to a 38.7% increase in data processing systems costs from $154,598 for the year ended December 31, 1996, to $214,978 for the year ended December 31, 1997. Occupancy expense decreased 6.0% from $248,510 in 1996 to $233,811 in 1997, primarily due to the savings in maintenance on the sale of an operations center in 1997. Occupancy expense for the six months ended June 30, 1998 increased $9,255 or 7.6% over the comparable period in 1997, primarily as a result of the costs related to a new branch opened in January 1998.

     Provision for Income Taxes. The Company's income tax provisions are adjusted for non-deductible expenses and non-taxable interest after applying the U.S. federal income tax rate. Provision for income taxes totaled $136,500, $302,869 and $262,700 for the six months ended June 30, 1998, and years ended December 31, 1997, and 1996, respectively.

     Capital. The growth in assets was 12.5% in 1997 over 1996. The Company is subject to various regulatory capital requirements imposed by the federal banking regulators. Such capital requirements include the maintenance of a Tier 1 capital-to-average assets (leverage) ratio of not less than 4.0%. At June 30, 1998, the Company's leverage ratio was 10.1% compared to 11.2% at December 31, 1997 and 11.9% at December 31, 1996. The decline in the leverage ratio is directly related to the increase in total assets to $62.8 million at June 30, 1998, from $53.1 million at December 31, 1997 and $47.2 million at December 31, 1996.

     Federal regulators have adopted additional capital requirements based on capital-to-assets after certain risk factors are taken into consideration. At June 30, 1998, a minimum ratio of qualifying total capital-to-risk weighted assets of 8.0% was required, at least half of which is required to be Tier 1 capital. At June 30, 1998, the Company's ratio of qualifying total capital, including the allowable portion of the allowance for loan and lease losses to total risk weighted assets was 15.3%, compared to 17.0% and 16.2% at December 31, 1997 and 1996, respectively, all well in excess of the minimum requirements.

     Interest Rate Sensitivity and Liquidity. Prudent asset and liability management assures liquidity and maintains balance between rate sensitive assets and liabilities. Liquidity management involves meeting the cash flow requirements of the Company's loan customers and depositors. Interest rate sensitivity management involves maximizing the net interest margin to ensure net income growth stability and growth through various interest rate cycles and fluctuations. The Company's senior management monitors the liquidity position and formulates a strategy to maintain an interest sensitive position that maximizes the net interest margin.

     Interest rate sensitivity analysis reflects the earlier of the maturity or repricing date for various assets and liabilities. The mismatch of assets and liabilities repricing within a specific period of time is used to measure interest rate sensitivity. The Company's goal is to manage interest rate exposure in order to hedge against interest rate fluctuations. A tool the Company uses to determine its interest-rate risk is GAP analysis. GAP analysis attempts to examine the volume of interest-rate-sensitive assets minus interest-rate-sensitive liabilities. The difference between the two is the interest-sensitive GAP, and it indicates how future changes in interest rates may affect net interest income. Regardless of whether interest rates are expected to increase or fall, the objective is to maintain a GAP position that will minimize any changes in net interest income. A negative GAP exists when the Company has more interest-sensitive liabilities maturing within a certain time period than interest-sensitive assets. Under this scenario, if interest rates were to increase it would tend to reduce net interest income. A weakness of this sensitivity analysis is that it provides only a general indication of interest sensitivity at a specific point in time. Senior management and the Board of Directors regularly monitor the sensitivity trend. Strategies to manage the interest rate risk include maintaining a strong balance sheet and adequate liquidity, generating core deposit growth, and practicing conservative and sound banking policies.

     At June 30, 1998, the Company was liability sensitive in the short term (one year) by approximately 10% of earning assets. Technically, the Company may reprice interest checking, savings and insured money markets at any time and, accordingly, they have been classified in the 1-30 day sensitivity category in the accompanying table. While these accounts have in the last several years been somewhat more subject to repricing than in prior years, the degree and frequency of movement is limited, and they are much less sensitive than contractually possible. The table below shows the Company's interest-sensitivity position at June 30, 1998.

                                                    INTEREST-SENSITIVITY ANALYSIS

                                                                                             Beyond One
                                 1 to 30-Day     1 to 90 Day    1 to 180 Day  1 to 365 Day    Year or
                                 Sensitivity     Sensitivity    Sensitivity   Sensitivity   Nonsensitive      Total
                                ------------------------------------------------------------------------ -- -------------
                                                                (dollars in thousands)
Earning Assets:
  Loans, net of unearned income $      10,215   $      10,321   $    10,799   $    12,167   $     21,406    $   33,573
  Investment securities                 5,391           5,791         6,891         7,609          8,537        16,146
  Money market investments              4,642           4,642         4,642         4,642             --         4,642
  Other earning assets                     --              --            --            --            194           194
                                ------------------------------------------------------------------------ -- -------------
  Total earning assets                 20,248          20,754        22,332        24,418         30,137        54,555
                                ------------------------------------------------------------------------ -- -------------
Funding Sources:
  Noninterest-bearing demand
   deposits                                --              --            --            --         14,770        14,770
  Interest checking                     3,924           3,924         3,924         3,924             --         3,924
  Money market accounts                 6,869           6,869         6,869         6,869             --         6,869
  Savings deposits                      3,378           3,378         3,378         3,378             --         3,378
  Consumer certificates of deposit      1,607           3,621         5,680         9,728          8,671        18,399
  Large denomination certificates
   of deposit                             308             627         1,415         3,637          2,648         6,285
  Short-term borrowings                 2,095           2,095         2,095         2,095             --         2,095
                                ------------------------------------------------------------------------ -- -------------
  Total funding sources                18,181          20,514        23,361        29,631         26,089        55,720
                                ------------------------------------------------------------------------ -- -------------
Interest sensitivity gap        $       2,067   $         240   $    (1,029)   $   (5,213)   $     4,048    $  (1,165)
                                ======================================================================== == =============
Interest-sensitivity gap as a
  percentage of earning assets           3.79%            .44%        (1.89)%       (9.56)%         7.42 %      (2.14)%
Ratio of interest-sensitive assets
  to interest-sensitive liabilities      1.11x           1.01x          .96x          .82x          1.16 x         .98x

     Liquidity needs are met with cash on hand, deposits in banks, federal funds sold and the fair value of securities available for sale. At June 30, 1998,
these   liquid   assets   represented   24.5%  of  total   deposits   and  other
interest-bearing liabilities. Pay-downs and maturities within the investment portfolio provide a stable source of funds. The Company minimizes liquidity needs by maintaining substantial core deposits. As of June 30, 1998 and December 31, 1997, core deposits comprised 63.8% and 67.3% of total deposits, respectively. Core deposits are all deposit accounts with balances of less than $100,000. Additional sources of liquidity are asset maturities and repayments and available lines to purchase overnight funds from correspondent banks.

     The following tables set forth certain information regarding the Company's liquidity position and investment portfolios at the dates indicated.

                                               INVESTMENT PORTFOLIO

                                                                                                    December 31,
                                                                     --------------------------------------------------
                                         June 30, 1998                         1997                     1996
                                    ------------------------         ------------------------  -----------------------
                                       Book       Weighted              Book       Weighted       Book      Weighted
                                      Value      Avg. Yield            Value      Avg. Yield     Value     Avg. Yield
                                    ----------  ------------         ----------  ------------  ---------- ------------
                                                                               (dollars in thousands)
U.S. Treasury Securities
  Maturing in less than one year    $      700          5.6%         $      400          5.5%  $   1,997         6.6%
  Maturing in one to five years          2,467          5.9               2,523          5.9       1,201         5.5
  Maturing in five to ten years
  Maturing after ten years

U.S. Government Agencies
  Maturing in less than one year         1,100          5.7               1,400          5.8       1,991         6.5
  Maturing in one to five years          4,526          6.1               5,224          6.4       2,784         5.9
  Maturing in five to ten years          1,187          6.6                 996          6.7
  Maturing after ten years

Obligations of States and Local Govts.
  Maturing in less than one year           667          6.0                 251          5.8
  Maturing in one to five years          3,622          6.4               2,092          6.4       1,270         5.9
  Maturing in five to ten years          1,877          6.4
  Maturing after ten years
                                    ----------                       ----------                ----------
                                    $   16,146          6.1%         $   12,886          6.2%  $   9,243         6.1%
                                    ==========                       ==========                ==========


                                           INVESTMENT PORTFOLIO
                                                 DECEMBER 31
                                        -------------------------
                                                  1995
                                        ------------------------
                                           Book       Weighted
                                          Value      Avg. Yield
                                        ----------  ------------

U.S. Treasury Securities
  Maturing in less than one year        $    2,006         5.3%
  Maturing in one to five years              3,318         6.3
  Maturing in five to ten years
  Maturing after ten years

U.S. Government Agencies
  Maturing in less than one year             1,604         5.7
  Maturing in one to five years              3,974         6.2
  Maturing in five to ten years
  Maturing after ten years

Obligations of States and Local Govts.
  Maturing in less than one year               726          6.3
  Maturing in one to five years                322          6.2
  Maturing in five to ten years
  Maturing after ten years
                                        ----------
                                        $   11,950          6.1%
                                        ==========



     The Company had no investments that were obligations of the issuer, or payable from or secured by a source of revenue or taxing authority of the issuer, and whose aggregate book value exceeded 10% of stockholders' equity at June 30, 1998.

                                                     LIQUIDITY

                                     June 30,                               December 31,
                                       1998               1997                 1996                 1995
                                   ------------        -----------  -----  ------------ ------ --------------
                                                             (dollars in thousands)
Cash and Due from Banks            $      3,846        $     2,950         $      2,540        $        1,797
Securities Available for Sale             5,141              3,062                2,900                 2,990
U.S. Treasury Securities and
  Obligations of U.S. Government
  Corporations and Agencies
  Held to Maturity and Maturing
  Within 1 Year                             968                251                3,988                 3,611
Loans Maturing in Less Than 1 Year       15,890             14,528               16,287                14,534
Federal Funds Sold                        4,642              1,295                2,404                 1,080
                                   ------------        -----------         ------------        --------------
Total Liquid Assets                $     30,487        $    22,086         $     28,119        $       24,012
                                   ============        ===========         ============        ==============
                                   ============        ===========         ============        ==============
Total Liabilities                  $     55,720        $    46,123         $     40,420        $       35,688
                                   ============        ===========         ============        ==============
Liquidity                                 54.7%              47.9%                69.6%                 67.3%


     Deposits. The principal sources of funds for the Company are core deposits (demand deposits, interest-bearing transaction accounts, money market accounts, savings deposits and certificates of deposit of less than $100,000) from the Company's market area. The Company's deposit base includes transaction accounts, time and savings accounts and accounts which customers use for cash management and which provide the Company with a source of fee income and cross-marketing opportunities as well as a low-cost source of funds. Time and savings accounts, including money market deposit accounts, also provide a relatively stable and low-cost source of funding. The largest source of funds for the Company remains certificates of deposit.

     The  following  table  is  a  summary  of  the  maturity   distribution  of
certificates of deposit of $100,000 or more at of June 30, 1998.

                      MATURITIES OF CDS OF $100,000 OR MORE

                                   June 30, 1998
                               ----------------------
                                 Amount      Percent
                               ----------------------
                               (dollars in thousands)

Three Months or Less           $      627       5.2%
Over Three Months to One Year       3,010       5.5
Over One Year to Five Years         2,648       6.2
                               ----------
Total                          $    6,285       5.8%
                               ==========

     For liquidity purposes, the Company also utilizes short term borrowing, principally securities sold under agreements to repurchase, and has lines to purchase overnight funds from correspondent banks. The following tables set forth certain information regarding the Company's short term borrowings at the dates indicated.

                                               SHORT TERM BORROWINGS

                                                                                  December 31,
                                                               -----------------------------------------------------

                                            June 30, 1998         1997     1996       1995       1994     1993
                                           ---------------     -----------------------------------------------------
                                                                   (dollars in thousands)
Securities Sold under Agreement to Repurchase:
  Total Outstanding at End of Period         $       2,095       $  1,205  $ 2,365  $       96$      179$     565
  Average Amount Outstanding
    During the Period                                1,441          1,592      938         255       130       18
  Maximum Amount Outstanding
    at any Month End                                 2,132          1,898    2,826       1,022       503      565
  Weighted Average Interest Rate
    at End of Period                                  5.21%          5.41%    5.16%       3.69%     4.90%    2.06%
  Average Interest Rate During the Period             4.38%          4.34%    4.16%       4.50%     3.70%    2.30%

     At June 30, 1998, the Company had $4.1 million in approved loan and letter of credit commitments. Many of these commitments are in the form of lines of credit and letters of credit that are available for use by the borrower, but generally not drawn upon. Certificates of deposit scheduled to mature in one year or less totaled $13.4 million at June 30, 1998. The Company expects to have sufficient funds available to meet the short-term liquidity needs of its customers for deposit repayments and loan funding.

     During the year ended December 31, 1997, the Company experienced a net cash inflow from financing activities of $5.2 million, consisting primarily of a net increase in deposits of $6.5 million. The Company's investing activities during the year ended December 31, 1997 resulted in a net cash outflow of $6.7 million, which was primarily due to the purchase of $8.0 million of investment securities and the net increase in loans of $3.8 million. These cash outflows were partially offset by the maturities of investment securities of $4.2 million and the proceeds from the sales of premises and equipment of $1.0 million. In addition, the Company experienced positive cash flows from operating activities during the year ended December 31, 1997 of $836,446.

     During the six months ended June 30, 1998, the Company experienced a net cash inflow from financing activities of $9.5 million, consisting primarily of a net increase in deposits of $8.7 million. The Company's investing activities during the six months ended June 30, 1998 resulted in a net cash outflow of $5.5 million, which was primarily due to the purchase of investment securities of $6.4 million and the net increase in loans of $1.9 million. These cash outflows were partially offset by the maturities of investment securities of $2.2 million. In addition, the Company experienced positive cash flows from operating activities during the six months ended June 30, 1998 of $267,432.

                     IMPACT OF INFLATION AND CHANGING PRICES

     The consolidated and interim financial statements and related data presented herein have been prepared in accordance with generally accepted accounting principles, which typically require the measurement of financial position and operating results in terms of historical dollars without considering changes in the relative purchasing power of money over time due to inflation. Virtually all of the assets and liabilities of the Company are monetary in nature. As a result, interest rates have a more significant impact on the Company's performance than the general level of inflation. Interest rates do not necessarily move in the same direction or in the same magnitude as the prices of goods and services.

     YEAR 2000 ISSUE

     The Year 2000 (Y2K) issue is the result of computer programs using two digits to define the year, rather than four. Therefore, any of the Company's computer programs that have time-sensitive software may recognize a date using "00" as the year 1900 rather than the year 2000. This could result in a system failure or miscalculations causing disruptions of operations, including among other things, a temporary inability to process transactions, send invoices, or engage in similar normal business activities. Timely and accurate data processing is essential to the operations of the Company.

     In 1997, the Company initiated a review and assessment of its hardware and software to confirm that it will function properly in processing dates pertaining to the Year 2000. Electronic Data Systems ("EDS"), the Company's main provider of loan, deposit, general ledger and other data processing applications, and the majority of its other vendors, have represented to the Company that their hardware and software are Year 2000 compliant. EDS has advised the Company that it is currently in the testing phase of its Y2K compliance. The Company receives weekly testing updates and has been assured by EDS that it will be Y2K complaint by the end of 1998. Internally, the Company has tested all of its desk-top PCs and applicable software. All necessary replacements of PCs and software are expected to be in place and tested by July 1999. There can be no assurance that the Company's compliance goals will be totally achieved. The Company is planning to implement manual processing of banking transactions in the event that the Y2K compliance efforts of the Company or its vendors are not sucessful. Compliance with Year 2000 requirements may disrupt the ability of the Company to conduct its business or otherwise service its customers. Management does not currently expect that the costs related to Year 2000 requirements will be material to the Company's financial condition or results of operation. The identified costs of Y2K compliance are expected to be minimal. However, the Company has budgeted $25,000 to cover the costs of replacement for, and associated writeoffs of, desktop PCs identified as noncompliant. However, the Company's ability to predict the costs associated with Year 2000 compliance is subject to some uncertainties, and the Company may incur additional unexpected expenditures in connection with Year 2000 compliance.

     The risks identified by the Company in connection with its Y2K readiness efforts principally relate to outside vendors which provide services to the Company and the compliance status of its loan customers. Failure of these groups to achieve compliance could result in the Company's inability to provide services to its customers, and to properly track and identify items internally. It could also disrupt the Company's cash flow and loan collection processes, as a result of the failure of accounting and payment systems, in loan customers' certification of Y2K planning. The Bank has provided its customer base with information regarding its Y2K readiness, and will continue to provide up dates. The efforts also seek to make customers aware of the Y2K compliance issues faced in their own businesses and affairs.

                                    BUSINESS

GENERAL

     Community Bankshares of Maryland, Inc. was incorporated under the laws of the State of Maryland in 1987 and has one wholly-owned subsidiary, Community Bank of Maryland, a Maryland chartered commercial bank. The Bank is the 21st largest of 24 financial institutions in the Prince George's County market, and one of 2 independent commercial banks in that market. The 20 larger institutions in the Prince George's County market are 15 banks and 5 federal savings banks. The Bank commenced operations in 1989, and currently operates out of its main office and two branch offices. The Bank seeks to provide a high level of personal service and a sophisticated menu of products to individuals and small businesses. While the Bank offers a full range of services to a wide array of depositors and borrowers, it has chosen the small business and the individual retail customer as its primary target market. The Bank believes that as financial institutions grow and are merged with or acquired by larger institutions with headquarters that are far away from the local customer base, the local business and individual is further removed from the point of decision making. The Bank's primary attention is directed toward placing the customer contact and the ultimate decision on products and credits as close together as possible.

LENDING ACTIVITIES

     The Bank offers a full spectrum of lending services to its customers, including commercial loans, lines of credit, residential mortgages, home equity loans, personal loans, auto loans and financing arrangements for personal equipment and business equipment. Loan terms, including interest rates, loan to value ratios, and maturities, are tailored as much as possible to meet the needs of the borrower. A special effort is made to keep loan products as flexible as possible within the guidelines of prudent banking practices in terms of interest rate risk and credit risk.

     When considering loan requests, the primary factors taken into consideration by the Bank are the cash flow and financial condition of the borrower, the value of the underlying collateral, if any, and the character and integrity of the borrower. These factors are evaluated in a number of ways including an analysis of financial statements, credit reviews, trade reviews, and visits to the borrower's place of business. All unsecured loans over $125,000, all loans over $250,000 secured by real estate, and all other loans over $400,000 secured by marketable collateral are required to be reviewed by either the full Board of Directors or the Bank's Executive Committee, comprised of 5 outside directors, whichever is the first to meet. Generally, the Bank requires personal guarantees from one or more of the principals of any entity borrowing money on an unsecured basis from the Bank.

     Loan business is generated primarily through referrals and direct-calling efforts. Referrals of loan business come from the Bank's directors, stockholders of the Company, present clients of the Bank and professionals such as lawyers, accountants and financial intermediaries.

     At June 30, 1998, the Bank's statutory lending limit to any single borrower was $923,000, subject to certain exceptions provided under applicable law. As of June 30, 1998, the Bank had credit exposure to its largest borrower of no greater than that amount. The Bank only extends loans to directors of the Bank and the Company on the same terms on which it extends loans to unaffiliated persons, and has a policy of limiting the aggregate principal amount of loans to all executive officers, directors, principal stockholders, and employees (the "Insiders") of the Bank and the Company to 100% of capital. Insiders are not present when their loans are discussed. At June 30, 1998, the aggregate principal amount of all loans to Insiders was $2,785,282.

     Commercial Loans. Commercial loans are written for any business purpose, including the financing of plant and equipment, the carrying of accounts receivable, contract administration, and the acquisition and construction of rental real estate projects. Special attention is paid to the commercial real estate market which is particularly stable and active in the Prince George's County and Anne Arundel County area. The Bank's commercial loan portfolio reflects a diverse group of borrowers with no concentration in any borrower, group of borrowers, or industry.

     As part of its internal loan review process, the Company's Loan Review Committee, comprised of loan officers and staff, reviews all loans 60-day delinquent, loans on the Company's Watch List, loans rated special mention, substandard, or doubtful, and other loans of concern at least quarterly. Loan reviews are reported to the Company's Executive Committee with any adversely rated changes specifically mentioned. All other loans with their respective risk ratings are reported monthly to the Company's Board of Directors. The Company's Audit and Operations Committee performs periodic documentation and internal control reviews to complement loan reviews.

     Residential Mortgage and Home Equity Loans. The strong local economy provides for a large and active real estate market for the construction and sale of new residential property and sale of existing housing. The Company provides financing for the construction and acquisition of residential property throughout its market area. The Company has availed itself of the services of mortgage brokers, and programs offered by the Federal Home Loan Bank of Atlanta in an effort to offer as many long-term and low interest rate mortgage products as possible. In addition, the Bank has developed a competitive home equity line of credit product for the use of its customers. This product offers the customer the ability to use the line of credit flexibility features to manage their own credit needs on an on-going basis. The Company does not currently sell loans which it originates into the secondary market, and does not document such loans for sale.

     Other Loans. Loans are considered for any worthwhile personal or business purpose on a case-by-case basis, such as the financing of equipment, receivables, contract administration expenses, land acquisition and development, and automobile financing.

INVESTMENT ACTIVITIES

     The investment policy of the Company is an integral part of its overall asset/liability management program. The Company's investment policy is to establish a portfolio which will provide liquidity necessary to facilitate funding of loans and to cover deposit fluctuations while at the same time achieving a satisfactory return on the funds invested. The Company seeks to maximize earnings from its investment portfolio consistent with the safety and liquidity of those investment assets.

     The securities in which the Company may invest are subject to regulation and, for the most part, are limited to securities which are considered investment grade securities. In addition, the Company has an internal investment policy which restricts investments to the following categories: U.S. Treasury securities; obligations of U.S. government agencies and corporations; mortgage-backed securities, including securities issued by Federal National
Mortgage Association and the Federal Home Loan Mortgage Corporation; and securities of states and political subdivisions, all of which must be considered investment grade by a recognized rating service. See Note 2 to the Consolidated Financial Statements included herein for further information.

BROKERAGE ACTIVITIES

     The Bank, through its subsidiary, Community Bank of Maryland Investment Services Corp., offers brokerage services through a third party vendor, UVest Investment Services ("UVest"). Services provided by UVest include a full line of investment products, including the purchase and sale of mutual funds, annuities, stocks, options, and corporate and government bonds.

     The manager of brokerage services for the Bank is a licensed securities representative and is a dual employee of both UVest and the Bank. In such capacity, he must comply with all applicable rules and regulations of the FDIC, the SEC and the National Association of Securities Dealers. Fees and commissions earned by the brokerage services department are paid monthly by UVest directly to Community Bank of Maryland Investment Services, Inc., a wholly-owned subsidiary of the Bank.

     The customer base of the brokerage department is made up of approximately 96 percent individuals, with the remainder consisting of investment clubs and other accounts. As of June 30, 1998, there were approximately 75 open brokerage accounts, 16 of which were IRA accounts. Based on the number of transactions, approximately 25 percent of business consists of the purchase and sale of stocks, bonds and options, with the remaining 75 percent involving mutual funds and annuities.

SOURCES OF FUNDS

     Deposits. Deposits obtained through the Bank's office have traditionally been the principal source of the Bank's funds for use in lending and for other general business purposes. At June 30, 1998, total deposits in the Bank amounted to $53,624,858. Certificates of deposit and savings deposits are the Bank's primary source of deposit funds, representing over 52.3% of the deposit base.

     In order to better serve the needs of its customers, the Bank offers several types of deposit accounts in addition to standard savings, checking, and NOW accounts. Special deposit accounts include Free Personal Checking and Small Business Checking. Free Personal Checking requires no minimum balance and has no monthly fee, per check charge, or activity limit. Small Business Checking allows a small business to pay a flat monthly service charge of $10 when the accumulated checks and deposited items for that month do not exceed 100; items over that amount are charged at $0.25 each.

     Borrowing. While the Bank has not traditionally placed significant reliance on borrowings as a source of liquidity, it has established various borrowing arrangements in order to provide management with additional sources of liquidity and funding thereby increasing flexibility. Management believes that the Bank currently has adequate liquidity available to respond to current liquidity demands.

COMMUNITY REINVESTMENT ACT

     The Bank is committed to serving the banking needs of the entire community, including low and moderate income areas, and is a supporter of the Community Reinvestment Act ("CRA"). There are several ways in which the Bank attempts to fulfill this commitment, including working with economic development agencies, undertaking special projects, and becoming involved with neighborhood outreach programs.

     The Bank has contacts with state and city agencies that assist in the financing of affordable housing developments as well as with groups which promote the economic development of low and moderate income individuals. The Bank has developed computer software to geographically code all types of accounts to track business development and performance by census tract, to assess market penetration in low and moderate income neighborhoods within the primary service area. The Bank is an SBA lender in response to its community's small business credit needs which can be particularly helpful in its CRA assessment.

     The Bank encourages its directors and officers to participate in community, civic and charitable organizations. Management and members of the Bank's Board of Directors frequently review the various CRA activities of the Bank, including its advertising program and geo-coding of accounts by census tract data which specifically focuses on low income neighborhoods, its credit granting process with respect to business prospects generated in these areas, and its involvement with community leaders on a personal level. See "Regulation -- Community Reinvestment Act."

OFFICE PROPERTIES

     The Bank has leased offices occupied for banking facilities, and has purchased leasehold improvements, fixtures and equipment with respect thereto.

     The Company and the Bank own 43.61% and 56.39%, respectively, of Community Bankshares of Maryland, Inc./Community Bank of Maryland Partnership (the "Partnership"), which owns the office building in which the main office of the Bank is located, and is authorized to engage in real estate activities related to the operation of the Bank. The main office of the Bank is located in a building owned by the Partnership at 16410 Heritage Boulevard, Bowie, Maryland. This building is 99% leased and is occupied by four tenants:

             Tenant                         Square Footage             Lease Expiration Date
--------------------------------        ------------------------     -------------------------
Nationwide Insurance Corporation                    13,472            August 31, 2001
Associates Corporation                               4,522            December 31, 2002
Maryland Clock Company                                 552            December 31, 2001
Community Bank of Maryland:
  Bank Lobby                                         3,000            August 31, 2000
  Administration                                     5,038            August 31, 2000
  Storage                                            2,658            August 31, 2000

     Management believes the existing facilities are adequate to conduct the Company's business.

LEGAL PROCEEDINGS

     The Company is involved from time to time in routine legal proceedings occurring in the ordinary course of business. In the opinion of management, final disposition of these matters will not have a material adverse effect on the financial condition or result of operations of the Company.

COMPETITION

     In attracting deposits and making loans, the Bank encounters competition from other institutions, including larger commercial banking organizations, savings banks, credit unions, other financial institutions and non-bank financial service companies serving Prince George's County and Anne Arundel County, Maryland and adjoining areas. Financial and non-financial institutions not located in the market are also able to reach persons and entities based in the market through mass marketing, the internet, telemarketing, and other means. The principal methods of competition include the level of loan interest rates, interest rates paid on deposits, efforts to obtain deposits, range of services provided and the quality of these services. The Bank's competitors include several major financial companies whose substantially greater resources may afford them a marketplace advantage by enabling them to maintain numerous banking locations and mount extensive promotional and advertising campaigns. In light of the deregulation of the financial service industry and the absence of interest rate controls on deposits, the Bank anticipates that it will face continuing competition from all of these institutions in the future. Additionally, as a result of recently enacted legislation regarding reduced restrictions on interstate banking, the Bank may face additional competition from institutions outside the Maryland market which may take advantage of such legislation to acquire or establish banks or branches in Maryland. There can be no assurance that the Bank will be able to successfully meet these competitive challenges. See "Risk Factors -- Competition" and "Regulation -- The Company."

     In addition to offering competitive rates for its banking products and services, the Bank's strategy for meeting competition has been to concentrate on discrete segments of the market for financial services, particularly small business and individuals, by offering such customers customized and personalized banking services. Although there are other small banks offering personalized banking services in the Bank's primary service area, the Bank believes that it is one of few such banks offering flexible credit accommodations to small businesses.

     The Bank believes that its active participation in civic and community affairs is an important factor in building its reputation and, thereby, attracting customers.

EMPLOYEES

     As of June 30, 1998, the Bank had 24 full-time and 6 part-time employees. The Company has no employees who are not also employees of the Bank. Such employees are not represented by any collective bargaining unit, and the Company believes its employee relations are good. The Company maintains a benefit program which includes health and dental insurance, life and long-term disability insurance, and a 401(k) plan for substantially all employees of the Company.

     The Bank has established an incentive plan for 1998 for all employees who work more than 22 hours per week. If the Bank has net income of $640,000, and meets certain operating guidelines exclusive of any gains on the sale of assets, 7.5% of net income will be paid out as incentive income. If the $640,000 is exceeded by more than 20%, an additional 5% of income will be added to the incentive pool.

                           SUPERVISION AND REGULATION

THE COMPANY

     The Company is a bank holding company registered under the Bank Holding Company Act of 1956, as amended (the "Act"), and is subject to supervision by the Federal Reserve. As a bank holding company, the Company is required to file with the Federal Reserve an annual report and such other additional information as the Federal Reserve may require pursuant to the Act. The Federal Reserve may also make examinations of the Company and each of its subsidiaries.

     The Act requires approval of the Federal Reserve for, among other things, the acquisition by a proposed bank holding company of control of more than five percent (5%) of the voting shares, or substantially all the assets, of any bank or the merger or consolidation by a bank holding company with another bank holding company. The Act also generally permits the acquisition by a bank holding company of control or substantially all the assets of any bank located in a state other than the home state of the bank holding company, except where the bank has not been in existence for the minimum period of time required by state law, but if the bank is at least 5 years old, the Federal Reserve may approve the acquisition.

     With certain limited exceptions, a bank holding company is prohibited from acquiring control of any voting shares of any company which is not a bank or bank holding company and from engaging directly or indirectly in any activity other than banking or managing or controlling banks or furnishing services to or performing service for its authorized subsidiaries. A bank holding company may, however, engage in or acquire an interest in, a company that engages in activities which the Federal Reserve has determined by order or regulation to be so closely related to banking or managing or controlling banks as to be properly incident thereto. In making such a determination, the Federal Reserve is required to consider whether the performance of such activities can reasonably be expected to produce benefits to the public, such as convenience, increased competition or gains in efficiency, which outweigh possible adverse effects, such as undue concentration of resources, decreased or unfair competition, conflicts of interest or unsound banking practices. The Federal Reserve Board is also empowered to differentiate between activities commenced de novo and activities commenced by the acquisition, in whole or in part, of a going concern. Some of the activities that the Federal Reserve Board has determined by regulation to be closely related to banking include making or servicing loans, performing certain data processing services, acting as a fiduciary or investment or financial advisor, and making investments in corporations or projects designed primarily to promote community welfare.

     Subsidiary banks of a bank holding company are subject to certain restrictions imposed by the Federal Reserve Act on any extensions of credit to the bank holding company or any of its subsidiaries, or investments in the stock or other securities thereof, and on the taking of such stock or securities as collateral for loans to any borrower. Further, a holding company and any subsidiary bank are prohibited from engaging in certain tie-in arrangements in connection with the extension of credit. A subsidiary bank may not extend credit, lease or sell property, or furnish any services, or fix or vary the consideration for any of the foregoing on the condition that: (i) the customer obtain or provide some additional credit, property or services from or to such bank other than a loan, discount or deposit or trust service; (ii) the customer obtain or provide some additional credit, property or service from or to the Company or any other subsidiary of the Company; or (iii) the customer not obtain some other credit, property or service from competitors, except for reasonable requirements to assure the soundness of credit extended.

THE BANK

     The Bank is a Maryland chartered commercial bank which is not a member of the Federal Reserve System, and its accounts are insured by the Bank Insurance Fund of the FDIC up to the maximum legal limits of the FDIC. It is subject to regulation, supervision and regular examination by the Commissioner and the FDIC. The regulations of FDIC and the Commissioner govern most aspects of the Bank's business, including required reserves against deposits, loans, investments, mergers and acquisitions, borrowing, dividends and location and number of branch offices. The laws and regulations governing the Bank generally have been promulgated to protect depositors and the deposit insurance funds, and not for the purpose of protecting stockholders.

     Competition among commercial banks, savings and loan associations, and credit unions has increased following enactment of legislation which greatly expanded the ability of banks and bank holding companies to engage in interstate banking or acquisition activities. As a result of federal and state legislation, banks in the Washington D.C./Maryland/Virginia area can, subject to limited restrictions, acquire or merge with a bank in another of the jurisdictions, and can branch de novo in any of the jurisdictions. Additionally, legislation has been proposed which may result in non-banking companies being authorized to own banks, which could result in companies with resources substantially in excess of the Company's entering into competition with the Company and the Bank.

     Banking is a business which depends on interest rate differentials. In general, the differences between the interest paid by a bank on its deposits and its other borrowings and the interest received by a bank on loans extended to its customers and securities held in its investment portfolio constitute the major portion of the bank's earnings. Thus, the earnings and growth of the Bank are subject to the influence of economic conditions generally, both domestic and foreign, and also to the monetary and fiscal policies of the United States and its agencies, particularly the Federal Reserve Board, which regulates the supply of money through various means including open market dealings in United States government securities. The nature and timing of changes in such policies and their impact on the Bank cannot be predicted.

     Branching and Interstate Banking. The federal banking agencies are authorized to approve interstate bank merger transactions without regard to whether such transaction is prohibited by the law of any state, unless the home state of one of the banks has opted out of the interstate bank merger provisions of the Riegle-Neal Interstate Banking and Branching Efficiency Act of 1994 (the "Riegle-Neal Act") by adopting a law after the date of the enactment of the Riegle-Neal Act and prior to June 1, 1997 which applies equally to all out-of-state banks and expressly prohibits merger transactions involving out-of-state banks. Interstate acquisitions of branches are permitted only if the law of the state in which the branch is located permits such acquisitions. Such interstate bank mergers and branch acquisitions are also subject to the nationwide and statewide insured deposit concentration limitations described in the Riegle-Neal Act.

     The Riegle-Neal Act authorizes the federal banking agencies to approve interstate branching de novo by national and state banks in states which specifically allow for such branching. The District of Columbia, Maryland and Virginia have all enacted laws which permit interstate acquisitions of banks and bank branches and permit out-of- state banks to establish de novo branches.

     Capital Adequacy Guidelines. The Federal Reserve and the FDIC have adopted risk based capital adequacy guidelines pursuant to which they assess the adequacy of capital in examining and supervising banks and bank holding companies and in analyzing bank regulatory applications. Risk-based capital requirements determine the adequacy of capital based on the risk inherent in various classes of assets and off-balance sheet items.

     State non-member banks are expected to meet a minimum ratio of total qualifying capital (the sum of core capital (Tier 1) and supplementary capital (Tier 2)) to risk weighted assets of 8%. At least half of this amount (4%) should be in the form of core capital. These requirements apply to the Bank and will apply to the Company (a bank holding company) once its total assets equal $150,000,000 or more, it engages in certain highly leveraged activities or it has publicly held debt securities.

     Tier 1 Capital generally consists of the sum of common stockholders' equity and perpetual preferred stock (subject in the case of the latter to limitations on the kind and amount of such stock which may be included as Tier 1 Capital), less goodwill, without adjustment for changes in the market value of securities classified as "available for sale" in accordance with SFAS 115. Tier 2 Capital consists of the following: hybrid capital instruments; perpetual preferred stock which is not otherwise eligible to be included as Tier 1 Capital; term subordinated debt and intermediate-term preferred stock; and, subject to limitations, general allowances for loan losses. Assets are adjusted under the risk-based guidelines to take into account different risk characteristics, with the categories ranging from 0% (requiring no risk-based capital) for assets such as cash, to 100% for the bulk of assets which are typically held by a bank holding company, including certain multi-family residential and commercial real estate loans, commercial business loans and consumer loans. Residential first mortgage loans on one to four family residential real estate and certain seasoned multi-family residential real estate loans, which are not 90 days or more past-due or non-performing and which have been made in accordance with prudent underwriting standards are assigned a 50% level in the risk- weighing system, as are certain privately issued mortgage-backed securities representing indirect ownership of such loans. Off-balance sheet items also are adjusted to take into account certain risk characteristics.

     In addition to the risk-based capital requirements, the Federal Reserve Board has established a minimum 3.0% Leverage Capital Ratio (Tier 1 Capital to total adjusted assets) requirement for the most highly-rated banks, with an additional cushion of at least 100 to 200 basis points for all other banks, which effectively increases the minimum Leverage Capital Ratio for such other banks to 4.0% - 5.0% or more. The highest-rated banks are those that are not anticipating or experiencing significant growth and have well diversified risk, including no undue interest rate risk exposure, excellent asset quality, high liquidity, good earnings and, in general, those which are considered a strong banking organization. A bank having less than the minimum Leverage Capital Ratio requirement shall, within 60 days of the date as of which it fails to comply with such requirement, submit a reasonable plan describing the means and timing by which the bank shall achieve its minimum Leverage Capital Ratio requirement. A bank which fails to file such plan is deemed to be operating in an unsafe and unsound manner, and could subject the bank to a cease-and-desist order. Any insured depository institution with a Leverage Capital Ratio that is less than 2.0% is deemed to be operating in an unsafe or unsound condition pursuant to
Section 8(a) of the Federal Deposit Insurance Act (the "FDIA") and is subject to potential termination of deposit insurance. However, such an institution will not be subject to an enforcement proceeding solely on account of its capital ratios, if it has entered into and is in compliance with a written agreement to increase its Leverage Capital Ratio and to take such other action as may be necessary for the institution to be operated in a safe and sound manner. The capital regulations also provide, among other things, for the issuance of a capital directive, which is a final order issued to a bank that fails to maintain a minimum capital or to restore its capital to the minimum capital requirement within a specified time period. Such directive is enforceable in the same manner as a final cease-and-desist order.

     Prompt Corrective Action. Under Section 38 of the FDIA, each federal banking agency is required to implement a system of prompt corrective action for institutions which it regulates. The federal banking agencies have promulgated substantially similar regulations to implement the system of prompt corrective action established by Section 38 of the FDIA. Under the regulations, a bank shall be deemed to be: (i) "well capitalized" if it has a Total Risk Based Capital Ratio of 10.0% or more, a Tier 1 Risk Based Capital Ratio of 6.0% or more, a Leverage Capital Ratio of 5.0% or more and is not subject to any written capital order or directive; (ii) "adequately capitalized" if it has a Total Risk Based Capital Ratio of 8.0% or more, a Tier 1 Risk Based Capital Ratio of 4.0% or more and a Tier 1 Leverage Capital Ratio of 4.0% or more (3.0% under certain circumstances) and does not meet the definition of "well capitalized;" (iii) "under capitalized" if it has a Total Risk Based Capital Ratio that is less than 8.0%, a Tier 1 Risk based Capital Ratio that is less than 4.0% or a Leverage Capital Ratio that is less than 4.0% (3.0% under certain circumstances); (iv) "significantly undercapitalized" if it has a Total Risk Based Capital Ratio that is less than 6.0%, a Tier 1 Risk Based Capital Ratio that is less than 3.0% or a Leverage Capital Ratio that is less than 3.0%; and (v) "critically undercapitalized" if it has a ratio of tangible equity to total assets that is equal to or less than 2.0%.

     An institution generally must file a written capital restoration plan which meets specified requirements with an appropriate federal banking agency within 45 days of the date the institution receives notice or is deemed to have notice that it is undercapitalized, significantly undercapitalized, or critically capitalized. A federal banking agency must provide the institution with written notice of approval or disapproval within 60 days after receiving a capital restoration plan, subject to extensions by the applicable agency.

     An institution which is required to submit a capital restoration plan must concurrently submit a performance guaranty by each company that controls the institution. Such guaranty shall be limited to the lesser of (i) an amount equal to 5.0% of the institution's total assets at the time the institution was notified or deemed to have notice that it was undercapitalized or (ii) the amount necessary at such time to restore the relevant capital measures of the institution to the levels required for the institution to be classified as adequately capitalized. Such a guaranty shall expire after the federal banking agency notifies the institution that it has remained adequately capitalized for each of four consecutive calendar quarters. An institution which fails to submit a written capital restoration plan within the requisite period, including any required performance guaranty, or fails in any material respect to implement a capital restoration plan, shall be subject to the restrictions in Section 38 of the FDIA which are applicable to significantly undercapitalized institutions.

     A "critically undercapitalized institution" is to be placed in conservatorship or receivership within 90 days unless the FDIC formally determines that forbearance from such action would better protect the deposit insurance fund. Unless the FDIC or other appropriate federal banking regulatory agency makes specific further findings and certifies that the institution is viable and is not expected to fail, an institution that remains critically undercapitalized on average during the fourth calendar quarter after the date it becomes critically undercapitalized must be placed in receivership. The general rule is that the FDIC will be appointed as receiver within 90 days after a bank becomes critically undercapitalized unless extremely good cause is shown and an extension is agreed to by the federal regulators. In general, good cause is defined as capital which has been raised and is imminently available for infusion into the Bank except for certain technical requirements which may delay the infusion for a period of time beyond the 90 day time period.

     Immediately upon becoming undercapitalized, an institution shall become subject to the provisions of Section 38 of the FDIA, which (i) restrict payment of capital distributions and management fees; (ii) require that the appropriate federal banking agency monitor the condition of the institution and its efforts to restore its capital; (iii) require submission of a capital restoration plan;
(iv) restrict the growth of the institution's assets; and (v) require prior approval of certain expansion proposals. The appropriate federal banking agency for an undercapitalized institution also may take any number of discretionary supervisory actions if the agency determines that any of these actions is necessary to resolve the problems of the institution at the least possible long-term cost to the deposit insurance fund, subject in certain cases to specified procedures. These discretionary supervisory actions include: requiring the institution to raise additional capital; restricting transactions with affiliates; requiring divestiture of the institution or the sale of the institution to a willing purchaser; and any other supervisory action that the agency deems appropriate. These and additional mandatory and permissive supervisory actions may be taken with respect to significantly undercapitalized and critically undercapitalized institutions.

     Additionally, under Section 11(c)(5) of the FDIA, a conservator or receiver may be appointed for an institution where: (i) an institution's obligations exceed its assets; (ii) there is substantial dissipation of the institution's assets or earnings as a result of any violation of law or any unsafe or unsound practice; (iii) the institution is in an unsafe or unsound condition; (iv) there is a willful violation of a cease-and-desist order; (v) the institution is unable to pay its obligations in the ordinary course of business; (vi) losses or threatened losses deplete all or substantially all of an institution's capital, and there is no reasonable prospect of becoming "adequately capitalized" without assistance; (vii) there is any violation of law or unsafe or unsound practice or condition that is likely to cause insolvency or substantial dissipation of assets or earnings, weaken the institution's condition, or otherwise seriously prejudice the interest of depositors or the insurance fund; (viii) an institution ceases to be insured; (ix) the institution is undercapitalized and has no reasonable prospect that it will become adequately capitalized, fails to become adequately capitalized when required to do so, or fails to submit or materially implement a capital restoration plan; or (x) the institution is critically undercapitalized or otherwise has substantially insufficient capital.

     Regulatory Enforcement Authority. Federal banking law grants substantial enforcement powers to federal banking regulators. This enforcement authority includes, among other things, the ability to assess civil money penalties, to issue cease-and-desist or removal orders and to initiate injunctive actions against banking organizations and institution affiliated parties. In general, these enforcement actions may be initiated for violations of laws and regulations and unsafe or unsound practices. Other actions or inactions may provide the basis for enforcement action, including misleading or untimely reports filed with regulatory authorities.

                                   MANAGEMENT

CURRENT DIRECTORS AND EXECUTIVE OFFICERS OF THE COMPANY

     The following table sets forth the name and age of each person who is currently a Director or Executive Officer of the Company. Directors of the Company are elected annually by the stockholders for a one-year term. Also set forth below is certain information as of June 30, 1998, with respect to the Company's Common Stock beneficially owned by each Company Director and Executive Officer, by Directors and Executive Officers of the Company as a group and by Directors and Executive Officers of the Company and the Bank as a group. Except as indicated in the notes following the table below, the beneficial owners have sole voting and investment power with respect to the shares listed.

                                                          Shares of
                                                        Common Stock
                                          Age on        Beneficially         Percent of
Name                                   June 30, 1998        Owned             Class(1)
----                                   -------------    ------------         ---------
DIRECTORS:

William V. Meyers                           58          14,311                2.19%
Chairman and CEO
Andrew O. Mothershead                       71          53,103                8.11%
Vice Chairman
Luci M. Baldi                               71          27,447                4.19%
Secretary
Lance Billingsley                           58          14,248                2.18%
Vaseleos Colevas                            70          57,634                8.80%
Hugh O. Lowe                                69          53,397                8.15%
Treasurer
Glenn A. Turner                             44          22,102                3.38%

EXECUTIVE OFFICERS:

Thomas G. Moore                             58          14,800(2)             2.26%
President and COO
All directors and executive officers of
Company as a group (8 persons)                          257,042              38.44%
All directors and executive officers of
the Company and the Bank as a group                     290,955              42.45%
(12 persons)

-----------------------------------

(1) Represents percentage of 654,791 shares issued and outstanding as of June 30, 1998, except with respect to individuals holding immediately exercisable options to acquire shares of Common Stock, and with respect to all directors and officers of the Company/Company and the Bank as a group, in which event represents percentage of shares issued and outstanding as of June 30, 1998 plus the number of shares with respect to which such individual or group holds immediately exercisable options. All of the outstanding options ("Options") to purchase shares of Common Stock are immediately exercisable at $14.29 per share and $17.50 per share and expire in February 2002 and February 2003.

(2) Includes options to purchase 10,500 shares at $14.29 per share and 3,250 shares at $17.50 per share.

     The principal occupation and business experience during the last five years of each of the Directors and Executive Officers of the Company and the Bank are as follows.

     William V. Meyers. Mr. Meyers is the managing principal in the law firm of Meyers, Billingsley, Rodbell & Rosenbaum, P.A., located in Riverdale, Maryland. The firm was founded in 1975. He has been a director of the Company and the Bank since their inception and has served as Chairman of the Board of Directors of the Company and Bank since November 1995.

     Andrew O. Mothershead. Mr. Mothershead is the founder and owner of Sonny's Building Supply Co., Inc., located in College Park, Maryland. The firm was founded in 1962. He has been a director of the Company and Bank since their inception and has served as Vice Chairman of the Board of Directors of the Company and Bank since November 1995.

     Thomas G. Moore. Mr. Moore was elected President and Chief Executive Officer of the Bank on May 15, 1990. He previously served as President and CEO of Farmers National Bank of Maryland from 1986 to 1989 and President and CEO of Central National Bank of Maryland from 1975 to 1986. All three banks achieved record results in assets, loans, deposits, and net income in each year that he served as President and Chief Executive Officer. There can be no assurances, however, that this financial success will continue.

     Luci M. Baldi. Mrs. Baldi is retired, having served as President of the Baldi Construction Engineering, Inc. from 1981 to 1989. She has been a director of the Company and Bank since 1989 and has served as Secretary of the Company and Bank since May 1990.

     Jay G. Baldwin. Mr. Baldwin is Assistant Secretary of Reliable Contracting Co., Inc., located in Millersville, Maryland. The firm was founded in 1930. He has been a director of the Bank since 1994.

     Lance W. Billingsley. Mr. Billingsley is a partner in the law firm of Meyers, Billingsley, Rodbell & Rosenbaum, P.A., located in Riverdale, Maryland. He has been a director of the Company and Bank since their inception.

     Charles A. Bryer. Mr. Bryer has served as Vice President and Treasurer of the Bank since October 1991. In this capacity, he is primarily responsible for accounting, operations, and the investment portfolio. He previously served as Vice President and Controller at United Bank and Trust Company.

     Vaseleos Colevas. Mr. Colevas is the founder and President of Arundel Asphalt, which was sold in 1989 to Genstar, division of Redland PCL. He has been a director of the Company and Bank since their inception.

     Hubert O. Lowe. Mr. Lowe is the founder and owner of Lowe's Chevrolet, located in Upper Marlboro, Maryland, which was sold in September 1995. He has been a director of the Company and Bank since their inception.

     Nicholas D. Mandrich. Mr. Mandrich has been Senior Vice President, Chief Lending Officer, and Compliance Officer of the Bank since 1990. In this capacity, he is primarily responsible for all areas of the Bank's lending functions, including origination, servicing, and credit quality. He previously worked in similar roles with Jefferson Bank and Peoples Security Bank of Maryland.

     Daniel H. Melvin. Mr. Melvin is President and Chief Executive Officer of Melvin Motors, Inc., a firm founded by his father, in Bowie, in 1946. Mr. Melvin has been a director of the Bank since 1991.

     Edward F. Mullen, Jr. Mr. Mullen is a senior partner in the accounting firm of Mullen, Sondberg, Wimbish & Stone, P.A., located in Annapolis, Maryland. The firm was founded in 1955. He has been a director of the Bank since February 1998.

     J. Alan Richardson. Mr. Richardson is President of Potomac Valley Brick, a firm founded by his father in 1976 and located in Rockville, Maryland. He has been a director of the Bank since its inception.

     Glenn A. Turner. Mr. Turner is General Partner of Carrolton Enterprises. He has been a director of the Bank since 1989, and a director of the Company since November 1995.

COMPENSATION OF DIRECTORS

     The Chairman of the Board of Directors of the Company receives a salary of $20,000 per year. Directors of the Company and the Bank receive a fee of $150 per board meeting and $100 per committee meeting. The President of the Company and the Bank is not paid director fees.

EXECUTIVE COMPENSATION

                           SUMMARY COMPENSATION TABLE

     The following table sets forth, on an accrual basis, for the three fiscal years ended December 31, 1997, the compensation paid to the Bank's Chief Executive Officer. No other officer or employee of the Company or the Bank earned in excess of $100,000 during the last fiscal year.

                             Annual Compensation(1)
                             ----------------------

Name and                                                Other Annual
Principal Position       Year     Salary      Bonus     Compensation(2)(3)
------------------       ----     ------      -----     ------------------

Thomas G. Moore          1997    $117,404    $ 5,506         $3,596
President and CEO        1996    $113,654    $ 6,198         $3,703
                         1995    $110,000    $13,443         $3,647

----------------

(1) For 1997, 1996 and 1995, there were no perquisites over the lesser of $50,000 or 10% of the individual's total salary and bonus for the years; payments of above market preferential earnings on deferred compensation; payments of earnings with respect to long term incentive plans prior to settlement or maturation; tax payment reimbursements; or preferential discounts on stock.

(2) The Company or Bank does not maintain a long term incentive plan and, therefore, there were no payouts or awards under such plan.

(3) Included in Other Annual Compensation is a tax deferred contribution for Mr. Moore to the Company's 401(k) Profit Sharing Plan. The amount reflects only contributions made during each of the calendar years that vested during the year.

INSURANCE PLANS

     All  full-time   employees  are  covered  as  a  group  for   comprehensive
hospitalization, including major medical, long-term disability, accidental death and dismemberment insurance and group term life insurance.

STOCK OPTION PLAN AND GRANTS

     The Company maintains an Employee Stock Option Plan (the "Option Plan"), which provides for discretionary awards of up to an aggregate of 43,050 options to purchase Company Common Stock to officers and key employees of the Company and Bank as determined by the Company's Board of Directors based on a valuation of the Common Stock on the date of grant. The Option Plan is not qualified under
Section 401(a) of the Internal Revenue Code and is not subject to any provisions of the Employee Retirement Income Security Act of 1974, as amended ("ERISA").

     In connection with the adoption of this Option Plan, the Company awarded 32,300 stock options at $14.29 per share on February 1, 1997 and 14,750 stock options at $17.50 per share on March 10, 1998, to officers and key employees of the Bank; 5,000 stock options awarded on February 1, 1997 were forfeited. The term of each option granted is five (5) years.

AGGREGATED OPTION EXERCISES AND FISCAL YEAR-END OPTION VALUES

     The following table sets forth certain information concerning the exercise of stock options, the number of unexercised options and the value of unexercised options at the end of 1994 for the executive officer whose compensation is reported in the Summary Compensation Table. Value is considered to be, in the case of exercised options, the difference between exercise price and market price on the date of exercise, and, in the case of unexercised options, the difference between exercise price and market price at December 31, 1997.

                 AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                         AND 1997 YEAR END OPTION VALUES


                                                        Number of Securities          Value of Unexercised
                                                             Underlying              "In-the-Money" Options
                           Shares                      Unexercised Options or        or Warrants at Dec. 31,
                          Acquired       Value        Warrants At Dec. 31, 1997      1997 (Exercisable/Un-
Name                     on Exercise   Realized      (Exercisable/Unexercisable)        exercisable)(1)(2)
----                     -----------   --------      ---------------------------     ---------------------
Thomas G. Moore             N/A          N/A                  10,500                          33,705


-----------------

(1) An "In-the-Money" option is an option for which the option price of the underlying stock is less than the market price at December 31, 1997.

(2) Due to an extremely illiquid market for the Common Stock, the absence of any market makers and the lack of trades, the Company decided to obtain a third party appraisal of the fair market value of the Common Stock. An appraisal of the common stock performed by Scott & Stringfellow as of June 30, 1998, reflected a fair market value of $17.50 per share.

401(K) PROFIT SHARING PLAN

     The Bank has a defined contribution 401(k) retirement plan which covers employees that meet certain age and length of service requirements. Under this plan, the Bank will annually contribute a discretionary amount as approved by the Board of Directors. For the years ended December 31, 1997 and 1996, the Bank's contribution amounted to $13,293 and $13,721, respectively.

EMPLOYMENT AGREEMENTS

     On July 14, 1998, the Bank and Mr. Moore entered into a three-year employment agreement (the "Employment Agreement"), beginning January 1, 1999. Pursuant to the Employment Agreement, Mr. Moore receives a base salary of $127,500 per year beginning January 1, 1999, and salary increases on January 1, 2000 to $130,000 per year, and on January 1, 2001 to $132,500 per year. Mr. Moore had similar agreements covering employment from May 15, 1990 to May 15, 1993, from January 1, 1993 to January 1, 1996, and from January 1, 1996 to January 1, 1999.

     The Employment Agreement provides certain benefits to Mr. Moore not provided to other employees of the Company or Bank. These include an automobile and all costs associated with obtaining, maintaining, and operating such automobile; an expense account for reasonable expenses incurred by him for travel and entertainment in connection with the performance of his duties and promotion of the Bank's business; country club membership dues at any area country club; life insurance in the amount of $300,000, including cash value, assignable to him on his termination of employment; and comprehensive medical insurance covering Mr. Moore and his wife.

     The Employment Agreement also provides that in the event of a change in control of the Bank, the Bank shall have the right to terminate Mr. Moore's employment without cause and in such event, he shall become entitled to a termination payment equal to twice his then applicable annual salary payable, at the election of Mr. Moore, in a lump sum or as an annuity over five years with interest on the principal at 8%. The Employment Agreement provides six-months salary and benefits to Mr. Moore or his beneficiary in the event of disability or death, respectively; no salary or benefits will be paid if his employment is terminated for good and adequate cause. The Bank has purchased a "key-man" level-term insurance policy in the amount of $500,000 on Mr. Moore. The Bank is the beneficiary under this policy.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     The Bank has had, and expects to have in the future, banking transactions in the ordinary course of business with some of its and the Company's directors, officers, employees and promoters, and their associates. In the past, substantially all of such transactions have been on the same terms, including interest rates, maturities and collateral requirements as those prevailing at the time for comparable transactions with non-affiliated persons and did not involve more than the normal risk of collectibility or present other unfavorable features.

     Loans to officers, directors and affiliates of the Company and the Bank represented 27.7% of the Company's total stockholders' equity at December 31, 1997. In the opinion of the Company's Board of Directors, the terms of these loans are no less favorable to the Bank than terms of loans from the Bank to unaffiliated parties. On June 30, 1998, $2,785,282 of loans were outstanding to individuals who were officers, directors and affiliated parties of the Company and the Bank. At the time each loan was made, management believed the loan involved no more than the normal risk of collectibility nor presented other unfavorable features. None of such outstanding loans are classified as Substandard, Doubtful or Loss. At June 30, 1998, directors, executive officers and their related interests maintained an aggregate of $1,866,565 of deposits with the Bank.

     Legal fees were paid to the law firm of Meyers, Billingsley, Rodbell, & Rosenbaum, P.A. in which two of the principals are stockholders and directors of the Company and the Bank. These fees totaled $20,076 in 1996, $17,476 in 1997, and $4,312 for the six months ended June 30, 1998.

                 SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

     The following table shows the number and percentage of shares of Common Stock beneficially owned as of June 30, 1998 by each person known by the Company to own beneficially more than 5% of the Company's outstanding shares of Common
Stock:

              Name and Address              Number of Beneficially                Percent
             of Beneficial Owner                 Owned Shares                   of Class(1)
             -------------------                 ------------                   -----------
Vaseleos Colevas                                    57,634                         8.80%
P.O. Box 564
Upper Marlboro, MD 20773

Irving L. Kidwell                                  158,597                        24.22%
2925 Conne Mara Dr.
Davidsonville, MD 21035

Hugh O. Lowe                                        53,397                         8.15%
4937 Hine Dr.
Shady Side, MD 20764

Andrew Mothershead                                  53,103                         8.11%
Sonny's Building Supply Co., Inc.
5127 Berwyn Rd.
College Park, MD 20741

Sandy Spring Bancorp, Inc.                          52,500                         8.02%
17801 Georgia Avenue
Olney, Maryland 20832

Albert W. Turner(2)                                 52,500                         8.02%
4009 Enterprise Rd.
Mitchellville, MD 20716

----------------------------

(1) Represents percentage of 654,791 shares issued and outstanding as of June 30, 1998.

(2) Albert W. Turner is the father of Glenn A. Turner, a member of the Board of Directors of the Company and the Bank.

                   RESTRICTIONS ON ACQUISITION OF THE COMPANY

GENERAL

     The Articles of Incorporation, as amended ("Articles") and Bylaws of the Company, as amended, and the Maryland Corporations law (the "Maryland law") contain certain provisions which may be deemed to have a potential anti-takeover effect. Such provisions may have the effect of discouraging a future takeover attempt which is not approved by the Board of Directors, but which the Company's stockholders may deem to be in their best interest or in which stockholders may receive a substantial premium for their shares over then current market prices. As a result, stockholders who might desire to participate in such a transaction may not have an opportunity to do so. Certain of such provisions also may make it more difficult for stockholders of the Company to remove members of its Board of Directors and management. The Company is not aware of any existing or threatened effort to acquire control of the Company.

     The following descriptions of certain of the material provisions of the Articles and Bylaws of the Company and certain provisions of the Maryland law are necessarily general and are qualified by reference to such Articles and Bylaws of the Company and the Maryland law. For a description of all other material provisions of the Articles and Bylaws of the Company, see "Description of Common Stock -- Common Stock." For a description of certain federal and state banking laws which govern acquisitions of the Company and shares of its Common Stock, see "Supervision and Regulation."

ARTICLES AND BYLAWS

     Meetings of Stockholders. The Bylaws of the Company provide that a special meeting of stockholders of the Company may only be called by the Chairman of the Board, the President, a majority of the entire Board of Directors at the written request of stockholders holding at least 25% in interest of the Common Stock entitled to vote at the meeting.

     Prohibition of written consent. The Bylaws provide that any action required or permitted to be taken by the stockholders of the Company may be taken only at an annual or special meeting and prohibits action by written consent in lieu of a meeting.

STATUTORY BUSINESS COMBINATION PROVISION

     Restrictions on Acquisition and Voting of Securities. Under Maryland law, the voting rights of "control shares" acquired in a "control share acquisition" are eliminated unless such acquisition is exempt or is approved by at least two-thirds of all of the votes (other than shares held by the person making the "control share acquisition," an officer of the corporation and an employee who is also a director of the corporation) entitled to be cast at a meeting called in accordance with specified procedures. A "control share acquisition" is the direct or indirect acquisition by any person of ownership or control of "control shares," which are shares of stock that would, if aggregated with all other voting stock owned by such person, entitle such person to exercise at least 20% of the voting power of the corporation. Unless the charter or by laws provide otherwise, the corporation has the option to redeem any or all "control shares" (except "control shares" for which voting rights have previously been approved by the shareholders) at their fair value during a certain time period.

     Special Voting Requirements for Certain Business Combinations. Maryland law provides that, unless exempted, a corporation may not engage in any "business combination" (as defined therein) with any "interested shareholder" (i.e., a person that owns beneficially, directly or indirectly, 10% or more of the outstanding voting stock of a Maryland corporation) or any affiliate of an interested shareholder for a period of five years following the most recent date on which the interested shareholder became an interested shareholder. Maryland law further provides that, unless exempted, in addition to any vote otherwise required by law or the charter of the corporation, a business combination that is not so prohibited must be recommended by the board of directors and approved by (a) at least 80% of the outstanding shares of voting stock of the corporation and (b) at least two-thirds of the outstanding shares of voting stock (other than voting stock held by an interested shareholder or an affiliate thereof), unless certain value and other standards are met or an exemption is available. The higher voting requirements do not apply at any time to business combinations with an interested shareholder or its affiliates if approved by the board of directors of the corporation prior to the time the interested shareholder first became an interested shareholder. Additionally, if the business combination involves the receipt of consideration by the shareholders in exchanges for the corporation's stock, the higher voting requirements do not apply if certain "fair price" conditions are met.

     As of the date hereof, neither of the foregoing statutory provisions is applicable to the Company, although as a result of the Offering or otherwise, either or both provisions may become applicable to the Company. In general, the control share acquisition and business combination provisions are not applicable to corporations with fewer than 100 beneficial holders of its capital stock.

INDEMNIFICATION

     The Company's Bylaws contain a provision that any director, officer, employee or agent of the Company, or any person serving at the Company's request in such capacity with any other entity, will be indemnified to the fullest extent permitted by law for any judgments, fines or other amounts incurred by such person in connection with claims arising against such person by reason of the fact that such person is or was a director, officer, employee or agent of the Company, or was serving at the Company's request in such capacity with any other entity.

                           DESCRIPTION OF COMMON STOCK

     The Company is authorized to issue 10,000,000 shares of Common Stock, $10.00 par value per share, of which 654,791 shares were issued and outstanding on June 30, 1998. The outstanding shares of Common Stock currently are, and the shares of Common Stock to be issued in this Offering will be (when issued and delivered in accordance with the terms and conditions of this Offering), validly issued, fully paid and non-assessable. The capital stock of the Company does not represent or constitute a deposit account and is not insured by the FDIC.

         COMMON STOCK

     General. Each share of Common Stock has the same relative rights and is identical in all respects with each other share of Common Stock. The Common Stock is not subject to call for redemption.

     Voting Rights. The holders of Common Stock possess exclusive voting rights in the Company. Each holder of Common Stock is entitled to one vote for each share held, and a proportionate vote for any fractional share held, on all matters voted upon by stockholders. Stockholders are not permitted to cumulate their votes in the election of directors.

     Dividends. The holders of the Common Stock are entitled to such dividends as may be declared from time to time by the Board of Directors of the Company out of funds legally available therefor. See "Market Price for Common Stock and Dividends -- Dividends."

     Preemptive Rights. Holders of the Common Stock do not have preemptive rights to acquire unissued or treasury shares of common stock.

     Liquidation. In the event of any liquidation, dissolution or winding up of the Company, the holders of the Common Stock would be entitled to receive, after payment of all debts and liabilities of the Company, all assets of the Company available for distribution, subject to the rights of the holder of any preferred stock which may be issued with a priority in liquidation or dissolution over the holders of Common Stock. No shares of preferred stock are currently authorized by the Articles.

REPORTS TO STOCKHOLDERS

     The Company currently furnishes its stockholders with annual reports containing audited financial information and such quarterly or interim reports containing unaudited financial information as it considers appropriate. The Company anticipates that it may become obligated to file certain periodic reports or other information with the Securities and Exchange Commission under the Exchange Act as a consequence of the Offering.

TRANSFER AGENT

     The transfer agent and registrar for the Common Stock is the Company.

                                  LEGAL OPINION

     The validity of the issuance of the shares of Common Stock offered hereby will be passed upon for the Company by Kennedy, Baris & Lundy, L.L.P., Bethesda, Maryland.

                                     EXPERTS

     The consolidated financial statements of the Company as of December 31, 1997 and 1996 and for each of the years in the two-year period ended December 31, 1997, included in the Prospectus have been audited by Stoy, Malone & Company, P.C., independent auditors, as stated in their report appearing herein, and have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Page
----
         Audited Consolidated Financial Statements
         -----------------------------------------

F-1      Independent Auditors' Report

F-2      Consolidated Statements of Condition as of December 31, 1997 and 1996

F-3      Consolidated Statements of Income for the Years Ended December 31, 1997 and 1996

F-4      Consolidated Statements of Changes in Stockholders' Equity for the Years Ended December 31, 1997
         and 1996

F-5      Consolidated Statements of Cash Flows for the Years Ended December 31, 1997 and 1996

F-6      Notes to Consolidated Financial Statements

         Unaudited Consolidated Financial Statements
         -------------------------------------------

F-21     Unaudited Consolidated Statements of Condition as of June 30, 1998 and 1997

F-22     Unaudited Consolidated Statements of Income for the Six Months Ended June 30, 1998 and 1997

F-23     Unaudited Consolidated Statements of Changes in Stockholders' Equity for the Six Months Ended June 30,
         1998 and 1997

F-24     Unaudited Consolidated Statements of Cash Flows for the Six Months Ended June 30, 1998 and 1997

F-25     Unaudited Notes to Consolidated Financial Statements

     All other schedules for which provision is made in the applicable accounting regulations of the Commission are omitted because they are not applicable or because the required information is included in the Consolidated Financial Statements and related notes thereto.

                          INDEPENDENT AUDITORS' REPORT
                          ----------------------------

To the Board of Directors and Stockholders of Community Bankshares of Maryland, Inc.

We have audited the accompanying consolidated statements of condition of Community Bankshares of Maryland, Inc., formerly Financial Institutions Holding Corporation, and Subsidiaries as of December 31, 1997 and 1996, and the related consolidated statements of income, changes in stockholders' equity, and cash flows for the years then ended. These financial statements are the responsibility of the Corporations' management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Community Bankshares of Maryland, Inc. and Subsidiaries as of December 31, 1997 and 1996, and the results of their operations and their cash flows for the years then ended in conformity with generally accepted accounting principles.

STOY, MALONE & COMPANY, P.C.

Bethesda, Maryland
January 16, 1998
(Except for Note 19, as to which
the date is May 12, 1998)

             COMMUNITY BANKSHARES OF MARYLAND, INC. AND SUBSIDIARIES
             -------------------------------------------------------

                      CONSOLIDATED STATEMENTS OF CONDITION
                      ------------------------------------

                                                                                    December 31,      December 31,
                                                                                       1997              1996
                                                                                ----------------- -----------------
                                    ASSETS

Cash and due from banks                                                            $  2,949,983      $  2,539,671
Federal Funds sold                                                                    1,294,715         2,404,318
                                                                                   ------------      ------------
    Cash and cash equivalents                                                         4,244,698         4,943,989
Investment securities                                                                13,035,644         9,243,089
Loans, net                                                                           31,667,458        27,964,839
Premises and equipment, net                                                           3,418,513         4,381,294
Accrued interest receivable                                                             387,499           307,648
Other assets                                                                            346,248           364,290
                                                                                   ------------      ------------

                          Total assets                                             $ 53,100,060      $ 47,205,149
                                                                                   ============      ============


                     LIABILITIES AND STOCKHOLDERS' EQUITY

LIABILITIES:
    Deposits:
      Demand                                                                       $ 10,968,144       $ 8,088,847
      NOW accounts                                                                    3,575,819         3,281,401
      Savings                                                                        10,480,196         9,685,166
      Time, $100,000 and over                                                         3,950,513         3,207,406
      Other time                                                                     15,471,169        13,657,387
                                                                                   ------------       -----------
                  Total deposits                                                     44,445,841        37,920,207
    Securities sold under repurchase agreements                                       1,204,505         2,365,233
    Accrued interest and other liabilities                                              345,522           270,932
                                                                                   ------------       -----------
                      Total liabilities                                              45,995,868        40,556,372
                                                                                   ------------       -----------

COMMITMENTS AND CONTINGENCIES (Notes 9 and 14)

STOCKHOLDERS' EQUITY:
    Common stock, $10 par value, 10,000,000
         shares authorized, 691,541 and 660,405 shares issued,
         at December 31, 1997 and 1996, respectively                                  6,915,410         6,604,050
    Retained earnings                                                                   468,856           336,609
    Net unrealized holding loss, net of tax                                                (802)          (12,610)
    Treasury stock, 37,500 shares at cost                                              (279,272)         (279,272)
                                                                                    -----------        ----------
                      Total stockholders' equity                                      7,104,192         6,648,777
                                                                                    -----------        ----------

                          Total liabilities and stockholders' equity               $ 53,100,060       $47,205,149
                                                                                   ============       ===========




The Notes to Consolidated Financial Statements are an integral part of these statements.

             COMMUNITY BANKSHARES OF MARYLAND, INC. AND SUBSIDIARIES

                        CONSOLIDATED STATEMENTS OF INCOME


                                                                                   Year Ended       Year Ended
                                                                                  December 31,     December 31,
                                                                                      1997             1996
                                                                                ----------------- ----------------
Interest income:
    Interest and fees on loans                                                   $2,863,655          $2,565,348
    Interest on investment securities                                               662,568             660,913
    Interest on Federal Funds sold                                                  142,533              93,226
                                                                                 ----------          ----------
              Total interest income                                               3,668,756           3,319,487
                                                                                 ----------          ----------

Interest expense:
    Interest on deposits                                                          1,415,475           1,283,428
    Interest on securities sold under repurchase agreements                          69,116              38,968
                                                                                 ----------          ----------
              Total interest expense                                              1,484,591           1,322,396
                                                                                 ----------          ----------

Net interest income                                                               2,184,165           1,997,091
Provision for loan losses                                                           140,005              34,138
                                                                                 ----------          ----------
Net interest income after provision for loan losses                               2,044,160           1,962,953
                                                                                 ----------          ----------

Other income:
    Service charges on deposit accounts                                             304,732             245,953
    Rental income                                                                   394,598             202,237
    Gain on sales of investment securities                                             --                 2,911
    Gain on sales of premises and equipment                                         123,740                --
    Other                                                                           133,368              75,990
              Total other income                                                    956,438             527,091

Other expenses:
    Salaries and employee benefits                                                  878,595             759,257
    Occupancy expense                                                               233,811             248,510
    Furniture and equipment expenses                                                140,923             111,948
    Rental expenses                                                                 215,921             193,372
    Other operating expenses                                                        633,507             486,658
                                                                                 ----------          ----------
              Total other expenses                                                2,102,757           1,799,745
                                                                                 ----------          ----------

Income before income taxes                                                          897,841             690,299
Income taxes                                                                        302,869             262,700
                                                                                 ----------          ----------

NET INCOME                                                                       $  594,972          $  427,599
                                                                                 ==========          ==========

Earnings per share, basic                                                        $      .91          $      .65
                                                                                 ==========          ==========

Earnings per share assuming dilution                                             $      .91          $      .65
                                                                                 ==========          ==========



     The Notes to Consolidated Financial Statements are an integral part of these statements.

             COMMUNITY BANKSHARES OF MARYLAND, INC. AND SUBSIDIARIES

           CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY

                     Years Ended December 31, 1997 and 1996


                                                                                        Net
                                                                                     Unrealized                        Total
                                                                                      Holding                            Stock-
                                                    Common            Retained       Gain (Loss),        Treasury        holders'
                                                    Stock             Earnings       Net of Tax           Stock          Equity
                                              -------------------------------------------------------------------------------------

Balance, January 1, 1996                         $ 6,604,050      $    21,133       $    20,829       $  (279,272)      $ 6,366,740

Net income                                              --            427,599              --                --             427,599

Cash dividends - $.17 per share                         --           (112,123)             --                --            (112,123)

Net change in unrealized holding
      gain (loss), net of tax                           --               --             (33,439)             --             (33,439)
                                                 -----------      -----------       -----------       -----------       -----------

Balance, December 31, 1996                         6,604,050          336,609           (12,610)         (279,272)        6,648,777

Net income                                              --            594,972              --                --             594,972

Cash dividends - $.23 per share                         --           (151,365)             --                --            (151,365)

Stock dividend, 31,136 shares at
      $10.00 per share                               311,360         (311,360)             --                --                --

Net change in unrealized holding
      gain (loss), net of tax                           --               --              11,808              --              11,808
                                                 -----------      -----------       -----------       -----------       -----------

Balance, December 31, 1997                       $ 6,915,410      $   468,856       $      (802)      $  (279,272)      $ 7,104,192
                                                 ===========      ===========       ===========       ===========       ===========




     The Notes to Consolidated Financial Statements are an integral part of these statements.

             COMMUNITY BANKSHARES OF MARYLAND, INC. AND SUBSIDIARIES

                      CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                          Year Ended     Year Ended
                                                                         December 31,   December 31,
                                                                         ------------   ------------
                                                                             1997          1996
CASH FLOWS FROM OPERATING ACTIVITIES:
    Net income                                                           $   594,972    $   427,599
    Adjustments to reconcile net income to net
          cash provided by operating activities:
      Gain on sales of investment securities available-for-sale                   --         (2,911)
      Gain on sales of premises and equipment                               (123,740)            --
      Premium amortization, net of discount accretion                         29,673         37,934
      Provision for loan losses                                              140,005         34,138
      Depreciation and amortization on premises and equipment                225,298        197,168
      Loss on scrapped assets                                                     --         11,801
      Amortization of deferred leasing commissions                            20,868         12,063
      Deferred income taxes                                                  (16,827)       (16,670)
      Decrease (increase) in accrued interest receivable                     (79,851)        16,952
      Increase in other assets                                               (28,542)        (7,732)
      Increase (decrease) in accrued interest and other liabilities           74,590        (57,528)
                                                                         -----------    -----------
              Net cash provided by operating activities                      836,446        652,814
                                                                         -----------    -----------

CASH FLOWS FROM INVESTING ACTIVITIES:
    Purchases of investment securities held-to-maturity                   (7,859,562)    (2,041,689)
    Proceeds from maturities of investment securities held-to-maturity     4,205,000      4,425,000
    Principal collected on investment securities held-to-maturity                 --        203,628
    Purchases of investment securities available-for-sale                   (149,500)    (1,123,537)
    Proceeds from sales of investment securities available-for-sale               --      1,157,025
    Proceeds from sales of premises and equipment                          1,048,670             --
    Net increase in loans                                                 (3,842,624)    (5,345,525)
    Purchases of premises and equipment                                     (151,262)      (490,598)
                                                                         -----------    -----------
              Net cash used in investing activities                       (6,749,278)    (3,215,696)
                                                                         -----------    -----------

CASH FLOWS FROM FINANCING ACTIVITIES:
    Net increase in deposits                                               6,525,634      2,473,346
    Net increase (decrease) in securities sold under repurchase
          agreements                                                      (1,160,728)     2,269,292
    Cash dividends paid                                                     (151,365)      (112,123)
                                                                         -----------    -----------
              Net cash provided by financing activities                    5,213,541      4,630,515
                                                                         -----------    -----------

INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS                            (699,291)     2,067,633

CASH AND CASH EQUIVALENTS:
    Beginning of year                                                      4,943,989      2,876,356
                                                                         -----------    -----------
    End of year                                                          $ 4,244,698    $ 4,943,989
                                                                         ===========    ===========


     The Notes to Consolidated Financial Statements are an integral part of these statements.

             COMMUNITY BANKSHARES OF MARYLAND, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 - SIGNIFICANT ACCOUNTING POLICIES:

A summary of significant accounting policies of Community Bankshares of Maryland, Inc. and Subsidiaries (the "Corporations") is as follows:

     BASIS OF ACCOUNTING:

     The  accompanying   consolidated   financial  statements  are  prepared  in
     accordance with generally accepted accounting principles and conform to general practices within the banking industry.

     PRINCIPLES OF CONSOLIDATION:

     The accompanying consolidated financial statements include the accounts of Community Bankshares of Maryland, Inc. (the "Parent"), its wholly-owned subsidiary, Community Bank of Maryland (the "Bank"), Community Bank of Maryland Investment Services, Inc. (the "Investment Company") and Community Bankshares of Maryland, Inc.-Community Bank of Maryland Partnership (the "Partnership"). On October 14, 1997, the Board of Directors amended the articles of incorporation to change the name of the bank to Community Bank of Maryland from Bank of Bowie. All significant intercompany transactions and balances have been eliminated.

     NATURE OF OPERATIONS:

     The Parent was organized under the laws of the State of Maryland to serve as a bank holding company. The Bank operates as a commercial bank in Maryland. Its primary deposit base and principal real estate lending markets include Prince George's and Anne Arundel Counties.

     The Partnership is engaged in real estate activities, which has included the acquisition of land and the construction of a headquarters building for the Bank. The Partnership's primary tenant, other than the Bank, is an insurance company.

     The   Investment   Company  is  engaged  in  the   business  of   providing
     comprehensive investment products and services to the public.

     USE OF ESTIMATES:

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of income and expenses during the reporting period. Actual results could differ from those estimates.

NOTE 1 - SIGNIFICANT ACCOUNTING POLICIES:  (Cont'd.)

     USE OF ESTIMATES:  (Cont'd.)

     A material estimate that is particularly susceptible to significant change relates to the determination of the allowance for loan losses. While management uses available information to recognize losses on loans, future additions to the allowance may be necessary based on changes in local economic conditions. Service industries and Federal, state and local governments employ a significant portion of the Maryland labor force. Adverse changes in economic conditions could have a direct impact on the collectibility of the Bank's loan portfolio. In addition, regulatory agencies, as an integral part of their examination process, periodically review the Bank's allowance for loan losses. Such agencies may require the Bank to recognize additions to the allowance based on their judgments about information available to them at the time of their examination. Because of these factors, it is reasonably possible that the allowance for loan losses may change materially in the near term.

     CASH AND CASH EQUIVALENTS:

     For financial reporting purposes, cash and cash equivalents includes cash on hand, amounts due from banks (including cash items in process of clearing), and Federal Funds sold. Cash flows from loans, deposits and securities sold under repurchase agreements are reported net.

     INVESTMENT SECURITIES:

     Held-to-maturity securities are those securities which the Bank has the ability and intent to hold until maturity and are stated at amortized cost. Available-for-sale securities represent those securities not classified as held-to-maturity and are stated at fair value. Unrealized holding gains and losses, net of the related deferred tax effect, are reported as a separate component of stockholders' equity.

     Premiums and discounts on investments in debt securities are amortized over their contractual lives. The method of amortization results in a constant effective yield on those securities which approximates the interest method. Realized gains and losses are included in income and are determined by the specific-identification method.

     LOANS:

     Loans are stated at the amount of unpaid principal reduced by unearned discounts, unearned fees and an allowance for loan losses.

     The allowance for loan losses is maintained at a level which, in management's judgment, is adequate to absorb credit losses inherent in the loan portfolio. The amount of the allowance is based on management's evaluation of the collectibility of the loan portfolio, including the nature of the portfolio, credit concentrations, trends in historical loss experience, specific impaired loans, and economic conditions. Allowances for impaired loans are generally determined based on collateral values or the present value of estimated cash flows. The allowance for loan losses is increased by a provision for loan losses, which is charged to expense, and reduced by charge-offs, net of recoveries.

     Unearned interest on discounted loans is amortized to income over the life of the related loans, using the interest method. For all other loans, interest is accrued daily on the outstanding balances. Accrual of interest is discontinued on a loan when management believes, after considering collection efforts and other factors, that the borrower's financial condition is such that collection of interest is doubtful.

NOTE 1 - SIGNIFICANT ACCOUNTING POLICIES:  (Cont'd.)

     LOANS:  (Cont'd.)

     Loan origination fees and certain direct origination costs are capitalized and recognized as an adjustment of the yield on the related loans.

     PREMISES AND EQUIPMENT:

     Premises and equipment is stated at cost less accumulated depreciation and amortization. Building and improvements and furniture and equipment are depreciated on the straight-line method over the estimated useful lives of the assets. Leasehold improvements are amortized on the straight-line method over the shorter of the estimated useful lives of the improvements or the terms of the related leases.

     DEFERRED LEASING COMMISSIONS:

     Deferred leasing commissions are being amortized on the straight-line method over the terms of the related leases.

     ADVERTISING:

     Advertising expenses are expensed as incurred. These expenses amounted to $50,104 and $41,640 for the years ended December 31, 1997 and 1996, respectively, and are included in other operating expenses in the consolidated statements of income.

     INCOME TAXES:

     The Corporations file a consolidated Federal income tax return. Deferred tax assets and liabilities are recognized for the expected future tax consequences of temporary differences between the carrying amounts and the tax bases of assets and liabilities. As changes in tax laws or rates are enacted, deferred tax assets and liabilities are adjusted through the provision for income taxes.

     Management has adopted a policy to maintain a valuation allowance to completely offset any deferred tax resulting from possible future realization of net operating loss carryovers for state income tax purposes.

NOTE 1 - SIGNIFICANT ACCOUNTING POLICIES:  (Cont'd.)

     EARNINGS PER SHARE:

     In 1997, the Corporation adopted Statement of Financial Accounting Standards No. 128, "Earnings Per Share". All earnings per share data for prior periods have been restated to be comparable. Basic earnings per share is calculated by dividing net income by the weighted average number of shares outstanding during the period. Diluted earnings per share is computed as net income divided by the weighted average number of outstanding common shares used to derive basic earnings per share, plus the dilutive effect of common stock equivalents relating to outstanding stock options, as determined under the treasury stock method. Options for 27,300 shares of common stock were not included in computing diluted earnings per share because their effects were antidilutive. All earnings per share data and weighted average share amounts have been adjusted retroactively for the 5% stock dividend.

     OFF-BALANCE-SHEET FINANCIAL INSTRUMENTS:

     In the ordinary course of business, the Bank has entered into off-balance-sheet financial instruments consisting of commitments to extend credit and standby letters of credit. Such financial instruments are recorded in the financial statements when they become payable.

NOTE 2 - INVESTMENT SECURITIES:

A summary of investment securities is as follows:

                                                        GROSS          GROSS         AGGREGATE
                                      AMORTIZED      UNREALIZED     UNREALIZED         FAIR           CARRYING
                                        COST            GAINS         LOSSES           VALUE            VALUE
                                   --------------   ------------   ------------   --------------   --------------
DECEMBER 31, 1997
Available-for-sale:
 Debt securities:
   U.S. Treasury securities         $   700,540        $    --        $ 4,478      $   696,062      $   696,062
   U.S. Government agencies
    and corporations                  2,213,100          4,735          1,490        2,216,345        2,216,345
                                    -----------        -------        -------      -----------      -----------
                                      2,913,640          4,735          5,968        2,912,407        2,912,407
 Federal Home Loan Bank of
   Atlanta stock                        149,500             --             --          149,500          149,500
                                    -----------        -------        -------      -----------      -----------
                                      3,063,140          4,735          5,968        3,061,907        3,061,907
                                    -----------        -------        -------      -----------      -----------
Held-to-maturity:
 Debt securities:
   U.S. Treasury securities           2,222,454         21,981             --        2,244,435        2,222,454
   U.S. Government agencies
    and corporations                  5,408,763         21,748         10,814        5,419,697        5,408,763
   State and political subdivi-
    sions                             2,342,520          9,986            907        2,351,599        2,342,520
                                    -----------        -------        -------      -----------      -----------
                                      9,973,737         53,715         11,721       10,015,731        9,973,737
                                    -----------        -------        -------      -----------      -----------
    Total                           $13,036,877        $58,450        $17,689      $13,077,638      $13,035,644
                                    ===========        =======        =======      ===========      ===========
DECEMBER 31, 1997
Available-for-sale:
 Debt securities:
   U.S. Treasury securities         $   700,750        $    --        $12,875      $   687,875      $   687,875
   U.S. Government agencies
    and corporations                  2,218,616            773          7,297        2,212,092        2,212,092
                                    -----------        -------        -------      -----------      -----------
                                      2,919,366            773         20,172        2,899,967        2,899,967
                                    -----------        -------        -------      -----------      -----------
Held-to-maturity:
 Debt securities:
   U.S. Treasury securities           2,510,160         13,146          2,153        2,521,153        2,510,160
   U.S. Government agencies
    and corporations                  2,563,095         10,180          8,983        2,564,292        2,563,095
   State and political subdivi-
    sions                             1,269,867             --          3,093        1,266,774        1,269,867
                                    -----------        -------        -------      -----------      -----------
                                      6,343,122         23,326         14,229        6,352,219        6,343,122
                                    -----------        -------        -------      -----------      -----------
    Total                           $ 9,262,488        $24,099        $34,401      $ 9,252,186      $ 9,243,089
                                    ===========        =======        =======      ===========      ===========


NOTE 2 - INVESTMENT SECURITIES: (Cont'd.)

The amortized cost and aggregate fair value of debt securities at December 31, 1997 by contractual maturity, are shown below. Maturities may differ from contractual maturities because the underlying securities may be called or repaid without any penalties.


                                                 Available-for-Sale                  Held-to-Maturity
                                         -------------------------------------------------------------------
                                              Amortized         Aggregate       Amortized        Aggregate
                                                Cost           Fair Value         Cost          Fair Value
                                         ----------------- -------------------------------- ----------------
      Due in one year or less                 $ 1,800,205      $ 1,798,439       $ 250,986        $ 251,184
      Due from one to five years                1,113,435        1,113,968       8,726,471        8,772,362
      Due from five to ten years                       -                -          996,280          992,185
                                              -----------      -----------     -----------      -----------
                                              $ 2,913,640      $ 2,912,407     $ 9,973,737      $10,015,731
                                              ===========      ===========     ===========      ===========


Gross realized gains and gross realized losses on available-for-sale investment securities were $3,706 and $795, respectively, for the year ended December 31, 1996. There were no sales of investment securities for the year ended December 31, 1997.

The change in unrealized holding gain (loss) during the years ended December 31, 1997 and 1996 consisted of the following:

                                                                                   1997             1996
                                                                                 --------         --------
      Balance, beginning of year                                                 $(12,610)        $ 20,829
      Unrealized gain (loss) on available-for-sale securities                      18,166          (51,443)
      Related deferred taxes                                                       (6,358)          18,004
                                                                                 --------         --------
      Balance, end of year                                                       $   (802)        $(12,610)
                                                                                 ========         ========


At  December  31,  1997,   investment   securities  with  a  carrying  value  of
approximately $4,045,000 were pledged to secure securities sold under repurchase agreements and public deposits as required or permitted by law.

NOTE 3 -  LOANS:

     The composition of net loans is as follows at December 31:

                                                        1997             1996
                                                    -----------      -----------
Commercial                                          $10,198,010      $ 9,076,205
Real estate                                          19,093,355       16,500,730
Installment                                           2,734,097        2,701,971
Credit card and other consumer                           40,061           43,668
                                                    -----------      -----------
                                                     32,065,523       28,322,574

Less:  Unearned discounts                                 5,110           11,343
          Unearned fees                                  62,955           50,971
          Allowance for loan losses                     330,000          295,421
                                                    -----------      -----------
Loans, net                                          $31,667,458      $27,964,839
                                                    ===========      ===========


     Loans with fixed interest rates totaled approximately $20,773,000 and $15,603,000 at December 31, 1997 and 1996, respectively, while variable rate loans amounted to approximately $11,293,000 and $12,720,000 at December 31, 1997 and 1996, respectively.

     The Bank had nonaccrual loans of approximately $84,200 and $92,000 at December 31, 1997 and 1996, respectively. Nonaccrual loans had the effect of reducing interest income by approximately $4,300 and $5,700 for the years ended December 31, 1997 and 1996, respectively. There was no interest received on these loans for the years ended December 31, 1997 and 1996.

NOTE 4 -  ALLOWANCE FOR LOAN LOSSES:

     Changes in the allowance for loan losses were as follows during the years ended December 31:

                                                          1997           1996
                                                       ---------      ---------
Balance, beginning of year                             $ 295,421      $ 258,000
Provision charged to expense                             140,005         34,138
                                                       ---------      ---------
                                                         435,426        292,138
Losses charged to allowance                             (108,660)        (5,854)
Recoveries of loans previously charged off                 3,234          9,137
                                                       ---------      ---------
Balance, end of year                                   $ 330,000      $ 295,421
                                                       =========      =========

NOTE 5 -  PREMISES AND EQUIPMENT:

     The major classes of premises and equipment and the total accumulated depreciation and amortization are as follows at December 31:

                                                        1997             1996
                                                     ----------       ----------
Land                                                 $  648,640       $1,417,483
Building and improvements                             2,008,003        2,136,140
Furniture and equipment                                 907,408          813,437
Leasehold improvements                                  653,552          615,883
                                                     ----------       ----------
                                                      4,217,603        4,982,943

Less accumulated depreciation and
      amortization                                      799,090          601,649
                                                     ----------       ----------

Premises and equipment, net                          $3,418,513       $4,381,294
                                                     ==========       ==========


NOTE 6 - DEPOSITS:

     The scheduled maturities of time deposits are as follows at December 31, 1997:

                Year ending December 31:
                ------------------------
                          1998                                       $11,831,984
                          1999                                         1,401,005
                          2000                                         2,238,880
                          2001                                         1,967,638
                          2002                                         1,982,175
                                                                     -----------
                                                                     $19,421,682
                                                                     ===========


NOTE 7 - SECURITIES SOLD UNDER REPURCHASE AGREEMENTS:

     Securities sold under repurchase agreements generally mature within one to four days from the transaction date and totaled $1,204,505 and $2,365,233 at December 31, 1997 and 1996, respectively. The maximum amount of outstanding agreements at any month end during the years ended December 31, 1997 and 1996 was $1,898,297 and $2,825,937, respectively. The average end of month outstanding agreements were $1,612,743 and $1,130,402 during the years ended December 31, 1997 and 1996, respectively. All investment securities underlying these agreements were under the Bank's control. As described in Note 2, certain investment securities are pledged to secure these agreements.

NOTE 8 - RENTAL INCOME:

     The Partnership leases space in its building under various operating leases which expire in 2001. In addition to minimum rentals, the leases provide for annual increases as well as additional payments to cover lessee's proportionate share of increases in real estate taxes and operating expenses over a base year amount. The leases also contain renewal options.

     Future minimum rentals to be received under these leases are as follows:

                Year ending December 31:
                ------------------------
                         1998                                         $  340,059
                         1999                                            350,262
                         2000                                            360,764
                         2001                                            270,631
                                                                      ----------
                                                                      $1,321,716
                                                                      ==========

     Rental income under these leases was $394,598 and $202,237 for the years ended December 31, 1997 and 1996, respectively, and included contingent rentals of $18,668 and $30,817, respectively.

NOTE 9 -  OPERATING LEASES:

     The Bank has an operating lease for office space. This lease is noncancelable and expires 2003. In addition to minimum rentals, this lease requires annual rental increases based on the Consumer Price Index. The lease also requires additional payments to cover the Bank's proportionate share of real estate taxes and operating expenses.

     Future minimum rental payments under this lease are as follows:

                Year ending December 31:
                ------------------------
                         1998                                           $ 85,768
                         1999                                             69,315
                         2000                                             68,388
                         2001                                             55,415
                         2002                                             57,078
                         Thereafter                                       19,212
                                                                        --------
                                                                        $355,176
                                                                        ========

     The Bank has subleased a portion of the office space described above and is due future minimum rental payments of $12,000 in 1998.

NOTE 9 - OPERATING LEASES:  (Cont'd.)

     The following schedule indicates the composition of total rent expense for the years ended December 31:

                                                       1997               1996
                                                     --------           --------
Minimum rentals                                      $107,884           $105,134
Contingent rentals                                     22,551             18,006
                                                     --------           --------
                                                      130,435            123,140
Less sublease rentals                                  34,000             17,500
                                                     --------           --------
                                                     $ 96,435           $105,640
                                                     ========           ========

NOTE 10 -  INCOME TAXES:

     The components of income tax expense for the years ended December 31, 1997 and 1996 were as follows:

                                                  1997                   1996
                                               ---------              ---------
Current                                        $ 319,696              $ 279,370
Deferred                                         (16,827)               (16,670)
                                               ---------              ---------
                                               $ 302,869              $ 262,700
                                               =========              =========

     Components of the Corporations' net deferred tax assets are as follows at December 31:

                                                            1997          1996
                                                          --------      --------
Deferred tax assets:
 Unearned fees                                            $  3,639      $  5,406
 Allowance for loan losses                                 127,446       112,384
 Accumulated depreciationand amortization                   16,413        12,881
 Net unrealized holding loss                                   431         6,789
 Net operating loss carryovers                                 767        10,001
                                                          --------      --------
   Total deferred tax assets                               148,696       147,461
  Less valuation allowance                                     767        10,001
                                                          --------      --------
   Net deferred tax assets                                $147,929      $137,460
                                                          ========      ========


The net deferred tax assets are included in other assets in the consolidated statements of condition.

NOTE 11 - RETIREMENT PLAN:

     The Bank has a defined contribution 401(k) retirement plan which covers employees that meet certain age and length of service requirements. Under this plan, the Bank will annually contribute a discretionary amount as approved by the Board of Directors. For the years ended December 31, 1997 and 1996, the Bank's contribution amounted to $13,293 and $13,721, respectively.

NOTE 12 - EMPLOYEE INCENTIVE PLAN:

     The Bank has an incentive plan which provides for a bonus equal to a specified percentage of pretax income to all eligible employees if certain operating guidelines are met. For the year ended December 31, 1997, this bonus totaled $31,460. No bonus was accrued for the year ended December 31, 1996.

NOTE 13 - STOCK OPTION PLAN:

     Effective February 1, 1997, the Parent adopted the 1996 Non-Incentive Stock Plan (the "Plan"). Options may be granted to purchase up to an aggregate of 43,050 shares of the Parent's common stock. Options may be granted to officers and key employees of the Parent or the Parent's subsidiaries, and may not be granted at less than the fair market value of the Parent's common stock. The term of each option granted pursuant to the Plan shall be five years from the effective date.

     In connection with the adoption of this Plan, the Parent awarded 32,300 stock options for the purchase of common stock to officers and key employees of the Bank, at an option price of $14.29 per share. These options vested immediately. During the year ended December 31, 1997, 5,000 options were forfeited.

     The Parent applies Accounting Principles Board Opinion No. 25, "Accounting for Stock issued to Employees" as allowed by Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation". Accordingly, no compensation expense has been recognized for its stock based compensation plan. Had compensation expense been determined on the basis of fair value pursuant to SFAS 123, no compensation expense would have been recognized, since the options had no fair value at the date of grant, using the Black-Scholes option-pricing model. The significant assumptions used were a risk-free interest rate of 5.0%, expected life of five years, no expected volatility, and expected dividends of 2.0%

NOTE 14 -  COMMITMENTS AND CONTINGENCIES:

     FINANCIAL INSTRUMENTS WITH OFF-BALANCE-SHEET RISK:

     The Bank is a party to financial instruments with off balance sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit and standby letters of credit. Those instruments involve, to varying degrees, elements of credit risk not recognized in the consolidated statements of condition. The contract amounts of those instruments reflect the extent of involvement the Bank has in particular classes of financial instruments.

     The Bank's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and standby letters of credit is represented by the contractual amount of those instruments. The Bank uses the same credit policies in making commitments and conditional obligations as it does for on balance sheet instruments.

NOTE 14 - COMMITMENTS AND CONTINGENCIES:  (Cont'd.)

     A summary of the Bank's commitments as of December 31, 1997 and 1996 is as follows:

                                                                 1997              1996
                                                              ----------        ----------
          Commitments to extend credit                        $3,923,941        $3,425,940
          Standby letters of credit                              251,717           126,472

     Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since commitments frequently expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Bank evaluates each customer's creditworthiness on a case case basis. The amount of collateral obtained, if deemed necessary by the Bank upon extension of credit, is based on management's credit evaluation of the party. Collateral held varies, but may include deposit accounts, accounts receivable, marketable securities, inventory, property and equipment, residential real estate and income-producing commercial properties.

     Standby letters of credit are conditional commitments issued by the Bank to guarantee the performance of a customer to a third party. Those guarantees are primarily issued to support public and private borrowing arrangements and generally expire within one year from issuance. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. Collateral held varies as specified above and is required in instances which the Bank deems necessary.

     CONCENTRATION OF CREDIT RISK:

     The  Corporations  have  funds on  deposit  with  other  banks in excess of
     $100,000   which  are  not  insured  by  the  Federal   Deposit   Insurance
     Corporation.

     OTHER:

     The Corporations have an ongoing program designed to ensure that their operational and financial systems will not be adversely affected by year 2000 software failures due to processing errors arising from calculations using the year 2000 data. While the Corporations believe they are doing everything technologically possible to assure year 2000 compliance, it is to some extent dependent upon vendor cooperation. The Corporations are requiring vendors of their computer systems and software to represent that the products provided are or will be year 2000 compliant and have planned a program of testing for compliance. It is recognized that any year 2000 compliance failures could result in additional expense to the Corporations.

     The Bank has a contract with an entity, whereby such entity will perform certain processing work necessary to the Bank's operations for a period of five years expiring in 1999. There are no minimum annual fees.

NOTE 15 RELATED PARTY TRANSACTIONS:

     The Corporations have had, and may be expected to have in the future, transactions in the ordinary course of business with stockholders, directors, officers and affiliated entities in which they are principal owners, all of which have been, in the opinion of management, on the same terms as those prevailing at the time for comparable transactions with others.

     Loans to related parties totaled approximately $2,933,000 and $2,497,000 at December 31, 1997 and 1996, respectively. Advances and repayments amounted to approximately $4,245,000 and $3,809,000, respectively, for the year ended December 31, 1997, and approximately $4,239,000 and $3,203,000, respectively, for the year ended December 31, 1996.

     Legal fees were paid to a law firm in which two of the partners are stockholders and directors of the Parent. These fees totaled $17,476 and $20,076 for the years ended December 31, 1997 and 1996, respectively.

     Leasing commissions of $27,091 and $77,247 were paid to a stockholder of the Parent during the years ended December 31, 1997 and 1996, respectively.

NOTE 16 STOCKHOLDERS' EQUITY:

     STOCK DIVIDEND:

     On December 9, 1997, the Board of Directors declared a 5% stock dividend payable on December 31, 1997 to stockholders of record on December 23, 1997. Per share amounts in the accompanying consolidated financial statements have been restated for the stock dividend.

     DIVIDEND RESTRICTIONS:

     Banking regulations limit the amount of dividends that may be paid by the Bank without prior regulatory approval. Under these regulations, the Bank may declare dividends from retained earnings or, with prior regulatory approval, out of surplus in excess of 100% of the aggregate of the par value of its common stock. The Bank had retained earnings in the amount of $647,183 and $297,938, at December 31, 1997 and 1996, respectively, that were available for the payment of dividends without prior regulatory approval. Future dividend payments of the Parent are dependent upon the receipt of cash dividends from the Bank.

NOTE 17 - REGULATORY MATTERS:

     The Bank is subject to various regulatory capital requirements administered by federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory - and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Bank's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank's assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Bank's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

NOTE 17 - REGULATORY MATTERS:  (Cont'd.)

     Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier I capital (as defined) to average assets (as defined). Management believes, as of December 31, 1997, that the Bank meets all capital adequacy requirements to which it is subject.

     The most recent notification from the Board of Governors of the Federal Reserve System categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Bank must maintain minimum total risk-based, Tier I risk-based, and Tier I leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the Bank's category.

     The Bank's actual capital amounts and ratios are also presented in the table.


                                                                               For Capital
                                        Actual                              Adequacy Purposes:
                               -----------------   ------------------------------------------------------------------
                                 Amount    Ratio                    Amount                            Ratio
                               ---------   -----   ---------------------------------  -------------------------------
As of December 31, 1997:
   Total capital (to risk-
       weighted assets)         $5,977,000  16.2%  greater than or equal to $2,952,000 greater than or equal to 8.00%
   Tier I capital (to risk-
       weighted assets)          5,647,000  15.3%  greater than or equal to  1,476,000 greater than or equal to 4.00%
   Tier I capital (to average
       assets)                   5,647,000  11.18% greater than or equal to  2,020,000 greater than or equal to 4.00%

As of December 31, 1996:
   Total capital (to risk-
       weighted assets)         $5,593,000  16.8%  greater than or equal to $2,655,000 greater than or equal to 8.00%
   Tier I capital (to risk-
       weighted assets)          5,298,000  15.9%  greater than or equal to  1,327,000 greater than or equal to 4.00%
   Tier I capital (to average
       assets)                   5,298,000  11.86% greater than or equal to  1,787,000 greater than or equal to 4.00%


                                                              To Be Well
                                                           Capitalized Under
                                                           Prompt Corrective
                                                           Action Provisions:
                                 ------------------------------------------------------------------
                                               Amount                            Ratio
                                 ---------------------------------  -------------------------------
As of December 31, 1997:
   Total capital (to risk-      greater than or equal to $3,689,000 greater than or equal to 10.00%
       weighted assets)
   Tier I capital (to risk-     greater than or equal to  2,214,000 greater than or equal to  6.00%
       weighted assets)
   Tier I capital (to average   greater than or equal to  2,526,000 greater than or equal to  5.00%
       assets)

As of December 31, 1996:
   Total capital (to risk-      greater than or equal to $3,319,000 greater than or equal to 10.00%
       weighted assets)
   Tier I capital (to risk-     greater than or equal to  1,991,000 greater than or equal to  6.00%
       weighted assets)
   Tier I capital (to average   greater than or equal to  2,233,000 greater than or equal to  5.00%
       assets)

NOTE 18 - SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:

                                                  Year Ended      Year Ended
                                                 December 31,    December 31,
                                                     1997            1996
                                                 -------------   -------------
Cash paid for:
 Interest on deposits                           $ 1,404,150     $   1,297,698
 Interest on securities sold under
   repurchase agreements                             69,116            38,987
 Income taxes                                       311,112           263,300


NOTE 19 - SUBSEQUENT EVENT:

     On May 12, 1998, the stockholders approved a change in the Parent's name to Community Bankshares of Maryland, Inc. from Financial Institutions Holding Corporation. In connection with this name change, the name of the Partnership was changed to Community Bankshares of Maryland, Inc.-Community Bank of Maryland Partnership, from FIHC-Bank of Bowie Partnership.

             COMMUNITY BANKSHARES OF MARYLAND, INC. AND SUBSIDIARIES

                 UNAUDITED CONSOLIDATED STATEMENTS OF CONDITION


                                                                                    June 30,            June 30,
                                                                                      1998                   1997
                                                                               -----------------       ----------------
                                                                                      (Unaudited)         (Unaudited)
                                ASSETS
Cash and due from banks                                                        $      3,845,670        $     2,577,288
Federal Funds sold                                                                    4,642,493              4,591,933
                                                                               -----------------       ----------------
 Cash and cash equivalents                                                            8,488,163              7,169,221
Investment securities                                                                16,339,970             10,983,749
Loans, net                                                                           33,572,935             27,731,214
Premises and equipment, net                                                           3,567,779              3,445,945
Accrued interest receivable                                                             436,054                326,457
Other assets                                                                            401,110              1,266,744
                                                                               -----------------       ----------------
      Total assets                                                             $     62,806,011        $    50,923,330
                                                                               =================       ================
            LIABILITIES AND STOCKHOLDERS' EQUITY
LIABILITIES:
 Deposits:
 Demand                                                                        $     14,267,225        $     8,788,921
 NOW accounts                                                                         3,923,587              4,367,842
 Saving                                                                              10,247,518             10,273,682
 Time, $100,000 and over                                                              5,752,963              4,451,529
 Other time                                                                          18,930,858             14,423,723
                                                                               -----------------       ----------------
        Total deposits                                                               53,122,151             42,305,697
 Securities sold under repurchase agreements                                          2,094,669              1,433,357
 Accrued interest and other liabilities                                                 286,174                314,192
                                                                               -----------------       ----------------
        Total liabilities                                                            55,502,994             44,053,246
                                                                               -----------------       ----------------
STOCKHOLDERS' EQUITY:
 Common stock, $10 par value, 10,000,000
  shares authorized, 692,291and 660,405 shares issued,
  at June 30, 1998 and 1997, respectively                                             6,922,910              6,604,050
 Surplus                                                                                  5,250
 Retained earnings                                                                      659,770                559,506
 Accumulated other comprehensive income:
  Net unrealized holding loss, net of tax                                                (5,641)               (14,200)
 Treasury stock, 37,500 shares at cost                                                 (279,272)              (279,272)
                                                                               -----------------       ----------------
        Total stockholders' equity                                                    7,303,017              6,870,084
                                                                               -----------------       ----------------

        Total liabilities and stockholders' equity                             $     62,806,011        $    50,923,330
                                                                               =================       ================


See Unaudited Notes to Consolidated Financial Statements.

             COMMUNITY BANKSHARES OF MARYLAND, INC. AND SUBSIDIARIES
                   UNAUDITED CONSOLIDATED STATEMENTS OF INCOME



                                                                 Six Months Ended         Six Months Ended
                                                                     June 30,                 June 30,
                                                                       1998                     1997
                                                                 ------------------      -------------------
                                                                     (Unaudited)               (Unaudited)
 Interest income:
  Interest and fees on loans                                  $       1,584,455        $       1,389,141
  Interest on investment securities                                     386,803                  299,348
  Interest on Federal Funds sold                                        105,310                   64,960
                                                                 ------------------      -------------------
        Total interest income                                         2,076,568                1,753,449
                                                                 ------------------      -------------------
Interest expense:
 Interest on deposits                                                   843,006                  676,562
 Interest on securities sold under repurchase agreements                 31,293                   36,147
                                                                 ------------------      -------------------
        Total interest expense                                          874,299                  712,709
                                                                 ------------------      -------------------
Net interest income                                                   1,202,269                1,040,740
Provision for loan losses                                                22,326                  102,347
                                                                 ------------------      -------------------
Net interest income after provision for loan losses                   1,179,943                  938,393
                                                                 ------------------      -------------------
Other income:
 Service charges on deposit accounts                                    150,081                  150,732
 Rental income                                                          168,641                  228,403
 Gain on sales of investment securities                                   6,666
 Gain on sales of premises and equipment                                                         128,150
 Other                                                                   29,145                   23,929
                                                                 ------------------      -------------------
        Total other income                                              354,533                  531,214
                                                                 ------------------      -------------------
Other expenses:
 Salaries and employee benefits                                         512,474                  415,985
 Occupancy expense                                                      131,308                  122,053
 Furniture and equipment expenses                                        79,113                   67,738
 Rental expenses                                                         73,117                  120,506
 Other operating expenses                                               332,476                  288,296
                                                                 ------------------      -------------------
        Total other expenses                                          1,128,488                1,014,578
                                                                 ------------------      -------------------
Income before income taxes                                              405,988                  455,029
Income taxes                                                            136,500                  157,384
                                                                 ------------------      -------------------
NET INCOME                                                     $        269,488        $         297,645
                                                                 ==================      ===================
Earnings per share                                             $           0.41        $            0.46
                                                                 ==================      ===================
Earnings per share assuming dilution                           $           0.41        $            0.46
                                                                 ==================      ===================


See Unaudited Notes to Consolidated Financial Statements.

             COMMUNITY BANKSHARES OF MARYLAND, INC. AND SUBSIDIARIES

      UNAUDITED CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY

                     Six Months Ended June 30, 1998 and 1997


                                                                             Accumulated                    Total
                                                                               Other                        Stock-        Compre-
                                Common                         Retained     Comprehensive     Treasury      holders'      hensive
                                Stock           Surplus        Earnings        Income           Stock       Equity        Income
                               ------------- -------------   -------------  -------------  ------------- ------------- ------------
                                                                             (Unaudited)

Balance, January 1, 1997     $    6,604,050  $      -       $   336,609     $   (12,610)  $   (279,272) $    6,648,777
Comprehensive income:
 Net incomme                                                    297,645                                        297,645 $  297,645
 Other comprehensive income
   (loss):
  Unrealized holding loss, net
   income taxes                                                                 (1,590)                         (1,590)    (1,590)
                                                                                                                          ---------
 Total comprehensive income                                                                                            $  296,055
                                                                                                                         ==========
Cash dividends - $.12 per share                                 (74,748)                                                  (74,748)
                               ------------- -------------  -------------   -------------   ------------- ------------  -----------
Balance, June 30, 1997         $  6,604,050  $     -        $   559,506     $    (14,200) $   (279,272)  $  6,870,084
                               ==============   =============== =============  ============  ============= ===========
 Balance, January 1, 1998      $  6,915,410   $     -       $   468,856     $       (802) $   (279,272)   $ 7,104,192
Comprehensive income:
 Net income                                                     269,488                                       269,488  $  269,488
                                                                                                                         ----------
  Other comprehensive income (loss):
  Unrealized holding loss, net
   of income taxes                                                                                                           (746)
 Reclassification adjustment
  for gains included in net
  income                                                                                                                   (4,093)
                                                                                                                        -----------
  Total other comprehensive
   income (loss)                                                                  (4,839)                      (4,839)     (4,839)
                                                                                                                        -----------
  Total comprehensive income                                                                                           $  264,649
                                                                                                                        ===========
Issuance of 750 shares of
 common stock
                                      7,500          5,250                                                     12,750
Cash dividends - $.12 per share                                   (78,574)                                    (78,574)
                               -------------    --------------- -------------  ------------  ------------- -----------
Balance, June 30, 1998         $  6,922,910    $     5,250      $  659,770     $   (5,641)   $  (279,272)  $7,303,017
                               ==============   =============== =============  ============  ============= ===========



See Unaudited Notes to Consolidated Financial Statements.

             COMMUNITY BANKSHARES OF MARYLAND, INC. AND SUBSIDIARIES

                 UNAUDITED CONSOLIDATED STATEMENTS OF CASH FLOW


                                                                                  Six Months Ended        Six Months Ended
                                                                                   June 30, 1998            June 30, 1997
                                                                                  -------------------    -----------------
                                                                                       (Unaudited)           (Unaudited)

CASH FLOWS FROM OPERATING ACTIVITIES:
 Net Income                                                                     $        269,488        $         297,645
 Adjustments to reconcile net income to net cash provided
   by operating activities:
 Gain on sales of investment securities available-for-sale                                (6,666)
 Premium amortization, net of discount accretion                                          11,842                   15,625
 Provision for loan losses                                                                22,326                  102,347
 Depreciation and amortization on premises and equipment                                 130,601                  112,610
 Gain on sales of premises and equipment                                                                         (123,740)
 Amortization of deferred leasing commissions                                             10,453                   12,902
 Deferred income taxes                                                                     6,898                    2,271
 Increase in accrued interest receivable                                                 (48,555)                 (18,809)
 Decrease (increase) in other assets                                                     (62,640)                  95,715
 Increase (decrease) in accrued interest and other                                       (66,315)                  43,260
   liabilities
                                                                                  -------------------    -----------------
 Net cash provided by operating                                                          267,432                  539,826
   activities
                                                                                  -------------------    -----------------
CASH FLOWS FROM INVESTING ACTIVITIES:
 Purchases of investment securities held-to-maturity                                  (3,751,836)              (4,058,732)
 Proceeds from maturities of investment                                                1,900,000                2,300,000
          securities held-to-maturity
 Principal collected on investment securities held-to-maturity                            25,193
 Purchases of investment securities available-for-sale                                (2,609,320)
 Proceeds from maturities of investment
          securities available-for-sale                                                  300,000
 Proceeds from sales of investment securities available-for-sale                         819,016
 Net (increase) decrease in loans                                                     (1,927,803)                 131,278
 Purchases of premises and equipment                                                    (279,867)                 (66,006)
                                                                                 -------------------     -----------------
  Net cash used in investing activities                                               (5,524,617)              (1,693,460)
                                                                                 -------------------     -----------------
CASH FLOWS FROM FINANCING ACTIVITIES:
 Net increase in deposits                                                              8,676,310                4,385,490
 Net increase (decrease) in securities sold under repurchase
     agreements                                                                          890,164                 (931,876)
 Issuance of common stock                                                                 12,750
 Cash dividends paid                                                                     (78,574)                 (74,748)
                                                                                  -------------------    -----------------
  Net cash provided by financing activities                                            9,500,650                3,378,866
                                                                                  -------------------    -----------------
INCREASE  IN CASH AND CASH EQUIVALENTS                                                 4,243,465                2,225,232
CASH AND CASH EQUIVALENTS:
     Beginning of period                                                               4,244,698                4,943,989
                                                                                  -------------------    -----------------
     End of period                                                              $      8,488,163       $        7,169,221
                                                                                  ===================    =================



See Unaudited Notes to Consolidated Financial Statements.

             COMMUNITY BANKSHARES OF MARYLAND, INC. AND SUBSIDIARIES

              UNAUDITED NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 - BASIS OF PRESENTATION:

     In the opinion of management, the accompanying unaudited consolidated financial statements reflect all adjustments (which include normal recurring adjustments) necessary to present fairly the financial position as of June 30, 1998 and 1997, and the results of operations and cash flows for the six months ended June 30, 1998 and 1997. These unaudited consolidated financial statements should be read in conjunction with the consolidated financial statements and notes for the year ended December 31, 1997. The results of operations for the six months ended June 30, 1998, are not necessarily indicative of the operating results which may be achieved for the full fiscal year.

NOTE 2 - EARNINGS PER SHARE:

     Earnings per share is calculated by dividing net income by the weighted average number of shares outstanding during the period. Diluted earnings per share is computed as net income divided by the weighted average number of outstanding common shares used to derive earnings per share, plus the dilutive effect of common stock equivalents relating to outstanding stock options, as determined under the treasury stock method. Options on 14,750 and 27,300 shares of common stock were not included in computing diluted earnings per share for the six months ended June 30, 1998 and 1997, respectively, because their effects were antidilutive.

     The weighted average number of outstanding shares used in the computation of earnings per share was 654,451 and 654,041 for the six months ended June 30, 1998 and 1997, respectively. The weighted average number of common shares used in the computation of diluted earnings per share was 657,510 and 654,041 for the six months ended June 30, 1998 and1997, respectively.

NOTE 3 - NEW ACCOUNTING PRONOUNCEMENTS:

     Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income" was issued in June 1997. This statement is effective for fiscal years beginning after December 15, 1997 and reclassification of financial statements for earlier periods provided for comparative purposes is required. This statement establishes standards for reporting and display of comprehensive income and its components in the financial statements. The objective of the statement is to report a measure of all changes in equity of an enterprise that results from transactions and other economic events of the period other than transactions with owners. The Company adopted this statement effective January 1, 1998, and has included its comprehensive income in the statement of changes in stockholders' equity.

     The Company adopted Statement of Financial Accounting Standards No. 131 and 132, effective January 1, 1998. The adoption of these statements did not have a material impact on the unaudited consolidated financial statements.

             COMMUNITY BANKSHARES OF MARYLAND, INC. AND SUBSIDIARIES

              UNAUDITED NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 4 - SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:

                                                                  Six Months             Six Months
                                                                    Ended                  Ended
                                                                   June 30,               June 30,
                                                                     1998                   1997
                                                                  ---------               ---------

     Cash Paid For:
       Interest on deposits                                         $803,892               $668,764
       Interest on securities sold
          under repurchase agreements                                 31,293                 36,147
       Income taxes                                                  199,594                174,372


======================================  ======================================

No person has been  authorized to give
any   information   or  to  make   any
representation    other   than   those
contained in this  Prospectus  and, if
given or  made,  such  information  or
representations  must  not  be  relied            100,000 Shares
upon as having been  authorized by the
Company.  Neither the delivery of this
Prospectus nor any sale made hereunder
shall, under any circumstances, create
any implication that there has been no
change in the  affairs of the  Company
or the  Bank  since  the  date of this
Prospectus.  This  Prospectus does not         COMMUNITY BANKSHARES
constitute  an  offer  to  sell  or  a          OF MARYLAND, INC.
solicitation  of an  offer  to buy any
securities   offered   hereby  in  any
jurisdiction  in which  such  offer or
solicitation  is not  authorized or in
which the person  making such offer or
solicitation is not qualified to do so
or to anyone to whom it is unlawful to
make such offer or solicitation.

    -------------------------------

           TABLE OF CONTENTS                       COMMON STOCK

Available Information............   2
Prospectus Summary...............   3
Selected Consolidated Financial
  and Other Data.................   7
Risk Factors.....................   8
The Offering.....................  11            ---------------
Use of Proceeds..................  14
Capitalization...................  15               PROSPECTUS
Regulatory Capital Requirements..  15
Market for Common Stock                          ---------------
  and Dividends..................  17
Management's Discussion and
  Analysis of Financial Condition
  and Results of Operations......  19
Business.........................  32
Supervision and Regulation.......  36
Management.......................  41
Security Ownership of Certain
  Beneficial Owners..............  46
Restrictions  on  Acquisition  of
  the Company ...................  47                OFFERING
Description of Common Stock......  48
Legal Opinion....................  49
Experts..........................  49
Index to Consolidated
  Financial Statements...........  50

    -------------------------------


UNTIL  December  5, 1998,  (FORTY DAYS          October 26, 1998
AFTER THE DATE OF THIS PROSPECTUS) ALL
DEALERS EFFECTING  TRANSACTIONS IN THE
REGISTERED SECURITIES,  WHETHER OR NOT
PARTICIPATING IN THE DISTRIBUTION, MAY
BE REQUIRED  TO DELIVER A  PROSPECTUS.
THIS IS IN ADDITION TO THE  OBLIGATION
OF  DEALERS  TO  DELIVER A  PROSPECTUS
WHEN ACTING AS  UNDERWRITERS  AND WITH
RESPECT TO THEIR UNSOLD  ALLOTMENTS OR
SUBSCRIPTIONS.

======================================  ======================================